Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SUPERVALU INC.,
GATOR MERGER SUB INC.,
AND
ASSOCIATED GROCERS OF FLORIDA, INC.

DATED OCTOBER 17, 2017

TABLE OF CONTENTS

i

Exhibits
Exhibit 1 – Form of Voting Agreement
Exhibit 2 – Form of Letter of Transmittal
Exhibit 3 – Sample Closing Statement

Exhibit 4 – Form of Agent Agreement
Exhibit 5 – Form of the FIRPTA Certificate
Exhibit 6 – Form of Landlord Estoppel Certificate
Exhibit 7 – Form of Tenant Estoppel Certificate

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 17, 2017 by and among SUPERVALU INC., a corporation organized under the laws of Delaware (“Parent”), Gator Merger Sub Inc., a corporation organized under the laws of Florida and a wholly-owned subsidiary of Parent (“Merger Sub”), and Associated Grocers of Florida, Inc., a corporation organized under the laws of Florida (the “Company”).
W I T N E S S E T H:
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement: (a) determined that the merger of Merger Sub with and into the Company, as set forth herein (the “Merger”), is in the best interests of Parent, Merger Sub, the Company and their respective shareholders, and (b) adopted this Agreement in accordance with the Florida Business Corporation Act, as amended (the “Act”);
WHEREAS, Parent has formed Merger Sub solely for the purpose of merging it with and into the Company as contemplated by the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (i) certain executives of the Company are executing and delivering to Parent an employment agreement for employment with Parent or the Surviving Corporation effective upon the Closing, and (ii) all Shareholders that are represented on the Board and that collectively own, beneficially or of record, approximately 26% of the Class A Stock, 15% of the Class B Stock, 60% of the Class C Stock, and 75% of the Class D Stock issued and outstanding on the date of this Agreement are entering into voting agreements with Parent and the Company in the form attached hereto as Exhibit 1 (collectively, the “Voting Agreements”), pursuant to which, upon the terms and conditions set forth therein, such Shareholders have agreed to vote the Common Shares over which they have voting control in favor of the Merger and this Agreement, and the Board has approved entry into the Voting Agreements by the parties thereto;
WHEREAS, the respective boards of directors of Merger Sub and the Company have recommended the Merger and directed that this Agreement be submitted to a vote of their respective shareholders in accordance with the Act;
WHEREAS, it is intended that Merger Sub shall obtain and deliver to the Company, a true, correct and complete copy of a written consent of sole shareholder of Merger Sub containing the approval of this Agreement and the Merger by the sole shareholder of Merger Sub;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe various conditions to, the Merger.
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.
“2017 Reinvested Amount” means the aggregate cash portion of the Permitted Dividend with respect to the Company’s fiscal year 2017 that the Shareholders reinvest in Common Shares that are issued and outstanding immediately prior to the Closing, if any.
“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, including any stock acquisition, asset acquisition, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (A) of assets or businesses of the AGF Entities that generate 15% or more of the consolidated net revenues or net income (before taxes or patronage payments) of the AGF Entities, taken as a whole, immediately prior to such transaction, (B) of 15% or more of the total issued and outstanding shares of any class of equity securities of the Company or any resulting successor thereof, in each case, other than as contemplated by this Agreement. For the avoidance of doubt, sales of inventory in the ordinary course of business (or inquiries, proposals, offers or indications of interest relating to any such sale) shall not constitute an Acquisition Proposal.
“Action” means any action, complaint, petition, suit, or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“AGF Entities” means the Company and the Company Subsidiaries.
“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.
“Antitrust Laws” means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act, as amended; the Federal Trade Commission Act, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“BIS” means the Bureau of Industry and Security of the United States Commerce Department.
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Miami, Florida or Minneapolis, Minnesota.
“Change of Control Payments” means any severance, sale bonus or change of control payments or bonuses, or similar compensatory arrangements, paid or payable to directors, officers, employees or consultants of any AGF Entity payable solely as a result of the consummation of the Merger or any other transaction described in this Agreement or any retention bonus granted prior to the Closing.
“Class A Stock” means one or more shares of no-par value Class A Stock of the Company.
“Class B Stock” means one or more shares of no-par value Class B Stock of the Company.
“Class C Stock” means one or more shares of no-par value Class C Stock of the Company.
“Class D Stock” means one or more shares of no-par value Class D Stock of the Company.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.
“Common Shares” means all issued and outstanding shares of Class A Stock, Class B Stock, Class C Stock and Class D Stock.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization), and Section 3.15 (Broker’s or Finder’s Fees).
“Company Subsidiaries” means the Subsidiaries of the Company.
“Contract” means any agreement, contract, indenture, note, bond, license, instrument, lease, or other legally enforceable commitment, promise, undertaking, arrangement or understanding, in each case whether written or oral, including all amendments thereto.
“Customer Data” means all data, meta data, information or other content (i) transmitted to any AGF Entity by users or customers of the Company IT Assets, or (ii) otherwise stored or hosted by any AGF Entity or as a part of any product or service sold or offered by an AGF Entity.
“Data Room” shall mean the electronic data room hosted by Merrill Datasite relating to the AGF Entities.
“Environmental Law” means any federal, state, local or foreign statute, regulation, ordinance, or rule of common law as now in effect or any other legally binding requirement relating to the environment, natural resources, spills or pollution, or protection of human health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any Hazardous Materials. For the avoidance of doubt, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Endangered Species Act (16 U.S.C. § 1531 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.
“Governmental Authorization” means any consent, license, registration, exemption, accreditation, privilege, certificate, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.
“Governmental Entity” means any domestic, foreign or international court, arbitral, tribunal, arbitration, administrative agency or commission or other governmental or regulatory agency or authority.
“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which any AGF Entity conducts business, or any state, local or foreign Governmental Entity, including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance,” or any substance the presence, use, handling, storage or disposal is prohibited under any provision of Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person means, on any date, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) capitalized lease obligations to the extent required by GAAP to be recorded as a liability on a balance sheet; (d) all obligations for the deferred purchase price of property; (e) all obligations arising from deferred compensation arrangements, including any payment obligations arising from deferred compensation plans; (f) all obligations under any interest rate, currency or other hedging agreements; (g) all obligations of such Person under any letter of credit, bankers’ acceptances, surety bonds, bank guaranties or similar instruments, in each case to the extent drawn upon; (h) the unpaid portion of the redemption or repurchase price owed by such Person in respect of shares of capital stock in such Person previously redeemed or repurchased by such Person; (i) any unpaid cash rebates accrued under Contracts between such Person and its customers; (j) all guaranties, including guaranties of any items set forth in clauses (a) through (i); and (k) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a) or (j); provided, that Indebtedness shall not include Change of Control Payments, management bonuses, any severance obligations, accounts payable to trade creditors, deferred revenue, accrued expenses arising in the ordinary course of business consistent with past practice, the endorsement of negotiable instruments for collection in the ordinary course of business, or any undrawn letters of credit or bonds issued or posted by or on behalf of such Person and, in the case of the AGF Entities, indebtedness owing from one AGF Entity to another.
“Indebtedness Draw Down Exceptions” means a draw down under the Company’s existing credit facilities between the date hereof and the Closing Date for the items specified on Section 1.1(a) of the Company Disclosure Schedule.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information.
“Intellectual Property” means, collectively, all intellectual property and industrial property rights whether arising under the Laws of the United States or of any other jurisdiction, including all (i) patents and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues and re-examination applications), (ii) trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications therefor, logos and all identifiers of source and the goodwill associated therewith, (iii) copyrights, copyrightable works, copyright registrations and applications therefor, moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing, (iv) Trade Secrets, and (v) internet domain names.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“Landlord Estoppel Certificate” shall mean an estoppel certificate with respect to a Real Property Lease, dated after the date of this Agreement, from the landlord under such Real Property Lease, in substantially the form attached hereto as Exhibit 6.
“Law” means any federal, state, local or foreign law, statute, code, common law, ordinance, rule, regulation or other requirement or rule of law of any Governmental Entity.

“Letter of Transmittal” means a letter of transmittal substantially in the form as set forth on Exhibit 2 hereto.
“Liabilities” means any and all costs, debts and liabilities, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.
“Material Adverse Effect” means any event, fact, occurrence, circumstance, development, change or effect that has a material adverse effect on the business, rights, properties, assets, results of operations or financial condition of the AGF Entities, taken as a whole, or on the ability of the Company to timely perform its obligations hereunder or consummate the transactions contemplated hereunder, taken as a whole; provided, however, that none of the following shall be deemed to constitute a “Material Adverse Effect” nor shall be considered in determining whether a “Material Adverse Effect” has occurred: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) general changes affecting industries, markets or geographical areas in which the Company or the Company Subsidiaries conduct their respective businesses; (c) the announcement or, except for purposes of Section 3.2(b) or Section 3.4, consummation of this Agreement or any Transaction Document or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the Company Subsidiaries; (d) any actions by Parent, Merger Sub or the Company taken pursuant to this Agreement or required to be taken in connection with the transactions contemplated hereby; (e) conduct by the Company or any of the Company Subsidiaries for which Parent gave its informed prior written consent; (f) any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, or any natural disaster occurring prior to the date hereof; (g) any failure, in and of itself, by the Company and the Company Subsidiaries to meet any internal projections or forecasts, provided, that the exception in this clause (g) shall not prevent or otherwise affect a determination that any event, fact, occurrence, circumstance, development, change or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (h) changes in GAAP or any Law of general applicability, including repeal thereof, or in the interpretation or enforcement thereof; or (i) availability of debt or equity financing for Parent or Merger Sub; provided, further, that, with respect to clauses (a), (b), (f) and (h), such event, fact, occurrence, circumstance, development, change or effect does not (1) primarily relate only to (or have the effect of primarily relating only to) the AGF Entities or (2) disproportionately adversely affect the AGF Entities compared to other companies in the industries or geographies in which the AGF Entities operate. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only after the date hereof against past performance of the Company and the Company Subsidiaries, and not against any forward‑looking statements, projections or forecasts of the Company and the Company Subsidiaries or any other Person.

“Ocala Facility” means the Company’s facility located at 6045 SE 83rd Street, Ocala, Florida 34472; 5895 SE 83 Street, Ocala, Florida 34472; 5896 SE 83 Street, Ocala, Florida 34472; and 6026 SE 83 Street, Ocala, Florida 34472.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Order” means any judgment, order, injunction, decree, or writ of any Governmental Entity or any arbitrator.
“Outstanding Obligations” means with respect to a Shareholder, as of the time of payment to such Shareholder by the Agent pursuant to Section 2.6(c)(iii), the amount owed by such Shareholder to the Company other than non‑delinquent trade payables arising in the ordinary course of business consistent with past practice for goods and services purchased by the Shareholder from the Company.
“Parent Material Adverse Effect” means any of the following: (i) Parent becomes or is rendered insolvent or any event, fact, occurrence, circumstance, development, change or effect occurs which could reasonably be expected to render Parent insolvent, (ii) Parent seeks the protection under any bankruptcy or insolvency statute, (iii) any other Person commences an Action against Parent under any bankruptcy or insolvency statute and such Action is not dismissed prior to (a) the date on which all conditions to Closing other than the condition set forth in Section 6.3(d) have been satisfied or (b) sixty (60) days after such Action is commenced, whichever is earlier, or (iv) an Order is passed for the administration, reorganization, dissolution, or liquidation of Parent.
“Payoff Letter” means a customary payoff, termination and discharge letter from the lenders and other holders of Indebtedness of any AGF Entity of the type specified in clauses (a), (b), (f), (g), (k) and, to the extent applicable, (j) of the Indebtedness definition, showing the amount required to discharge all such Indebtedness as of the Closing Date and release any related Liens on any collateral (e.g., UCC-3 termination statements).
“Per Share Merger Consideration” means (i) the Class A Per Share Merger Consideration or (ii) the Class B, C and D Per Share Merger Consideration, as applicable.
“Permitted Liens” means (a) statutory Liens or other Liens arising by operation of law securing payments not yet due or which are being contested in good faith, including Liens of warehousemen, mechanics, suppliers, materialmen and repairmen and that do not materially interfere with the operation of or materially affect the value of any affected real property or material personal property; (b) Liens for Taxes, assessments and other charges by a Governmental Entity not yet due and payable or that may thereafter be paid without penalty or which are being contested in good faith and by appropriate Actions; (c) the following Liens affecting the Owned Real Property and Leased Real Property: (i) unrecorded easements, rights or way, servitudes, licenses, ground leases to utilities, and municipal agreements that do not materially interfere with the current use or occupancy of any such affected property or materially detract from the value of any such property, (ii) street, alley, highway, telephone line, gas pipeline, power line, and other easements and rights of way of public record on, over or in respect of any such real property, (iii) encroachments and other matters that would be shown in an accurate survey or physical inspection of such real property and that do not materially interfere with the current use or occupancy of such affected property or materially detract from the value of any such property, and (iv) with respect to the Leased Real Property, Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in such real property; (d) Liens created by non-exclusive licenses granted in the ordinary course of business in any Intellectual Property pursuant to the applicable AGF Entity’s standard terms and conditions for such licenses, copies of which have been made available to Parent; (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (f) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (g) other imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the AGF Entities; and (h) Liens listed in Section 1.1(b) of the Company Disclosure Schedule.
“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, business entity or Governmental Entity.
“Personal Information” means information that specifically identifies an individual person.
“Pre-Closing Net Earnings” means the net earnings of the Company for the period commencing on the first day of each of the Company’s 2017 and 2018 fiscal years, as applicable, and ending, in the case of the Company’s 2017 fiscal year, on July 29, 2017 and, in the case of the Company’s 2018 fiscal year, on the day preceding the day on which the Permitted Dividend is paid, determined using the same (and not inconsistent) methodologies, practices, assumptions, policies, principles and valuation procedures (with consistent classifications, judgment and reserve, valuation and estimation methodologies) as used by the Company in the past in determining the net earnings of the Company for purposes of Article X of the Company’s bylaws.
“Real Property Leases” means all leases, subleases and licenses of real property pursuant to which any AGF Entity is a tenant, subtenant or licensee, together with all amendments and modifications thereto.
“Registered Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by an AGF Entity and that is registered with or issued by, or for which any application for registration or issuance has been filed with, a Governmental Entity.
“Release” means any actual release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property of a Hazardous Material.
“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, independent contractors, consultants, advisors or other representatives.

“Requisite Shareholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Stock (voting separately as a class), Class B Stock (voting separately as a class), Class C Stock (voting separately as a class) and Class D stock (voting separately as a class) adopting this Agreement and approving the Merger.
“Restricted Party” means a Person (a) that is, or is owned or controlled by a Person that is, listed on a Sanctions List; (b) located or resident in any country or territory, or organized under the laws of any jurisdiction that is, or whose government is the subject of Sanctions broadly prohibiting dealings with such government, country or territory (a Sanctioned Country), or a Person that is, or is owned or controlled by Persons that are, the target of Sanctions; (c) acting or purporting to act on behalf of any of the Persons listed in clauses (a) and (b) above; or (d) with which any AGF Entity or the business or operations conducted by it is prohibited by Sanction from dealing or otherwise engaging in any transaction.
“Sanctions” means any trade, financial or other economic sanctions Laws, embargoes, or restrictive measures administered, enacted, imposed, or enforced by any Sanctions Authority.
“Sanctions Authority” means (a) the United States government; (b) Canada; (c) the United Nations (including the United Nations Security Council); (d) the European Union; (e) the United Kingdom; (f) the respective Governmental Entities of any of the foregoing, including OFAC, BIS the United States Department of State and Her Majesty’s Treasury; and (g) any Governmental Entity with similar sanctions authority.
“Sanctions Lists” means (a) the “Specially Designated Nationals and Blocked Persons” list, the “Consolidated Sanctions List”, the “Foreign Sanction Evaders” list and the “Sectoral Sanctions Identification” list, all as maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; (b) the “Denied Persons” list, the “Unverified” list and the “Entity” list, all as maintained by BIS; (c) the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury; or (d) any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shareholders” means the holders of Common Shares as of the applicable time.
“Share Count Adjustment” means the number equal to the total number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing minus 2,008,428.35.
“Subsidiary” of a Person means (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.
“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in a Person or a group (as defined in or under Section 13 of the Exchange Act) of Persons becoming the beneficial owner of, directly or indirectly, assets or businesses of the AGF Entities (including equity securities of the Company Subsidiaries) generating more than 50% of the consolidated net revenues or net income (before taxes or patronage payments) of the AGF Entities or more than 50% of the total voting power of the equity securities of the Company, that the Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the likelihood of the proposal being consummated in accordance with its terms and the timing of such consummation, that if consummated, would result in a transaction more favorable to the Shareholders than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction proposed by Parent pursuant to Section 5.5(f)).
“Tax Authority” means the Internal Revenue Service and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.
“Tax Return” means all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.
“Taxes” means all taxes, assessments, charges, duties, fees, levies or other charges of a Governmental Entity, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, escheat, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other charges of a Governmental Entity, all estimated taxes, deficiency assessments, additions to tax, and penalties and interest thereon.
“Tenant Estoppel Certificate” shall mean an estoppel certificate with respect to an Owned Real Property Lease, dated after the date of this Agreement, from the applicable Tenant under such Owned Real Property Lease, in substantially the form attached hereto as Exhibit 7.
“Trade Secrets” means proprietary inventions, know-how, trade secrets, and proprietary confidential business information.
“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.
“Transaction Expenses” means all expenses of the AGF Entities incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants, investment banking, brokers and other advisors and service providers, paid or payable by any AGF Entity (prior to and through the Closing); provided that Change of Control Payments shall not constitute Transaction Expenses.
“Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the AGF Entities as at July 29, 2017.
Section 1.2    Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below:

Defined Term	Section
280G Benefits	Section 5.14(c)
Act	Recitals
Affidavit	Section 2.6(c)(iii)
Agent	Section 2.6(c)(i)
Agent Agreement	Section 2.6(c)(i)
Agreement	Preamble
Akerman	Section 8.17
Alternative Acquisition Agreement	Section 5.5(e)(iii)
Anti-Corruption Laws	Section 3.7(b)
Anti-Money Laundering Laws	Section 3.7(b)
Articles of Merger	Section 2.1(a)
Balance Sheet	Section 3.5(a)
Balance Sheet Date	Section 3.5(a)
Certificate	Section 2.6(c)(iii)
Change of Recommendation	Section 5.5(e)(iii)
Class A Per Share Merger Consideration	Section 2.4(b)
Class B, C and D Per Share Merger Consideration	Section 2.4(c)
Closing	Section 2.8
Closing Date	Section 2.8
Closing Statement	Section 2.5(a)
CoC Payment Recipient	Section 2.6(a)(ii)
Company	Preamble
Company Disclosure Schedule	ARTICLE III
Company Employees	Section 5.7(a)
Company Intellectual Property	Section 3.14(a)
Company IT Assets	Section 3.14(f)
Company Products	Section 3.10(a)
Company Recommendation	Section 3.2(a)
Company Termination Fee	Section 7.2(b)
Confidentiality Agreement	Section 5.1

D&O Indemnifying Persons	Section 5.8(c)
Diligence Materials	Section 4.9(b)(ii)
Dissenting Shares	Section 2.10
Dissenting Shareholders	Section 2.10
Effective Time	Section 2.8
Employee Benefit Plans	Section 3.11(a)
End Date	Section 7.1(b)(iii)
Environmental Permit	Section 3.17(a)
ERISA	Section 3.11(a)
Financial Statements	Section 3.5(a)
IDGBL	Section 3.1
Improvements	Section 3.18(a)
Indemnified Persons	Section 5.8(a)
Insurance Policies	Section 3.19(a)
Knowledge of the Company	Section 1.4
Leased Real Property	Section 3.18(e)
Material Contract(s)	Section 3.16(a)
Material Customer	Section 3.21(a)
Material Supplier	Section 3.21(b)
Member Payouts	Section 2.5(a)
Member Products	Section 5.15(a)
Member Services	Section 5.15(c)
Members	Section 5.15(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.4(d)
Owned Real Property	Section 3.18(a)
Owned Real Property Lease	Section 3.18(a)
Parent	Preamble
Payment Fund	Section 2.6(a)(i)
Permitted Dividend	Section 5.3(b)
Personal Property Leases	Section 3.18(h)
Plan	Section 3.11(i)
Qualified Plans	Section 3.11(d)
Regulation S‑X	Section 5.4(d)
Regulatory Laws	Section 3.10(a)
Related Parties	Section 3.20
Reverse Termination Fee	Section 7.2(b)
Shareholder Approval Deadline	Section 5.14(a)
Shareholder Materials	Section 5.14(b)
Stakeholders	Section 8.17
Sublease	Section 3.18(e)
Supply Agreement	Section 5.19

Surviving Corporation	Section 2.1(b)
Swaps	Section 2.5(a)
Tenant	Section 3.18(a)
Third Party Manufacturer	Section 3.10(c)
Transfer Taxes	Section 5.12
Vehicles	Section 3.24
Voting Agreements	Recitals
WARN Act	Section 5.16

Section 1.3    Construction. In this Agreement, unless the context otherwise requires:
(a)    the phrases “delivered” or “made available” mean that the information referred to has been physically or electronically delivered to the relevant parties, and, in the case of “made available” to Parent or Merger Sub, solely material that has been posted to the Data Room no later than 5:00 p.m., Miami, Florida time, two (2) Business Days prior to the date of this Agreement;
(b)    references to “day” or “days” are to calendar days;
(c)    words expressed in the singular number shall include the plural and vice versa;
(d)    references in this Agreement to “writing” or comparable expressions include a reference to facsimile transmission, email or comparable means of communication;
(e)    references to Articles, Sections, Exhibits, the Preamble and Recitals are references to articles, sections, exhibits, the preamble and recitals of this Agreement;
(f)    references to “the date hereof” shall mean as of the date of this Agreement and the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, refer to this Agreement as a whole and not to any provision of this Agreement;
(g)    references to dollars or “$” are to United States of America dollars, which is the currency used for all purposes in this Agreement and any Transaction Document;
(h)    “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and
(i)    references to “material,” “materiality” or any derivation thereof when used in connection with the AGF Entities shall be deemed to mean material to the AGF Entities taken as a whole.

Section 1.4    Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the actual knowledge after reasonable investigation of the individuals identified in Schedule 1.4.
ARTICLE II
THE MERGER
Section 2.1    The Merger.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub and the Company shall duly prepare, execute and acknowledge articles of merger (the “Articles of Merger”) in accordance with the Act and shall file the Articles of Merger with the Florida Department of State at such time and in accordance with Section 607.1105 of the Act.
(b)    On the terms and subject to the conditions set forth in this Agreement and in accordance with the Act, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Florida (the “Surviving Corporation”).
(c)    From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 607.1106 of the Act. Without limiting the generality of the foregoing, at the Effective Time, the title to all real estate and other property, or any interest therein, owned by the Company and Merger Sub shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall thenceforth be responsible for all the liabilities and obligations of the Company and Merger Sub.
Section 2.2    Articles of Incorporation and Bylaws of the Surviving Corporation.
(a)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time but reflecting any necessary amendments to (1) change the name of Merger Sub to the Company’s name and (2) reflect the provisions of Section 5.8, shall be the articles of incorporation of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.
(b)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time but reflecting any necessary amendments to (1) change the name of Merger Sub to the Company’s name and (2) reflect the provisions of Section 5.8, shall be the bylaws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.
Section 2.3    Directors and Officers of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each of such directors and officers to hold office subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.
Section 2.4    Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:
(a)    Each Common Share which is held by any wholly-owned Company Subsidiary or in the treasury of the Company or held by Parent or Merger Sub immediately prior to the Effective Time, shall cease to be outstanding and be canceled without payment of any consideration with respect thereto;
(b)    Each share of Class A Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Class A Stock cancelled pursuant to Section 2.4(a) and other than the Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive $100.00 per share of Class A Stock in cash, without interest (the “Class A Per Share Merger Consideration”);
(c)    Each share of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Class B Stock, Class C Stock or Class D Stock cancelled pursuant to Section 2.4(a) and other than the Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive $65.00 per each share of Class B Stock, Class C Stock and Class D Stock in cash, without interest, subject to adjustments provided in the following sentence (as adjusted pursuant to the following sentence, the “Class B, C and D Per Share Merger Consideration”). The Class B, C and D Per Share Merger Consideration shall be adjusted as of the Closing by each of the following, to the extent applicable:
(i)    downward, by a per share amount equal to a quotient, the numerator of which is the amount by which the Permitted Dividend paid or payable in cash exceeds the amount set forth in Section 2.4(c)(i) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(ii)    upward, by a per share amount equal to a quotient, the numerator of which is the 2017 Reinvested Amount, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock, and Class D Stock issued and outstanding immediately prior to the Closing;
(iii)     downward, by a per share amount equal to a quotient, the numerator of which is the amount by which the amounts paid or payable to Shareholders whose resignations have been accepted by the Company in accordance with the Company’s governing documents (including such amounts that are payable after Closing) exceed the amount set forth in Section 2.4(c)(iii) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;

(iv)     downward, by a per share amount equal to a quotient, the numerator of which is the amount by which the Swaps exceed the amount set forth in Section 2.4(c)(iv) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(v)    upward, by a per share amount equal to a quotient, the numerator of which is the amount by which the Swaps are less than the amount set forth in Section 2.4(c)(iv) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(vi) downward, by a per share amount equal to a quotient, the numerator of which is the amount by which the Transaction Expenses exceed the amount set forth in Section 2.4(c)(vi) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(vii) upward, by a per share amount equal to a quotient, the numerator of which is the amount by which the Transaction Expenses less than the amount set forth in Section 2.4(c)(vi) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(viii) downward, by a per share amount equal to a quotient, the numerator of which is the amount by which the Change of Control Payments exceed the amount set forth in Section 2.4(c)(viii) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(ix) upward, by a per share amount equal to a quotient, the numerator of which is the amount by which the Change of Control Payments are less than the amount set forth in Section 2.4(c)(viii) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(x)    downward, by a per share amount equal to a quotient, the numerator of which is the amount by which the aggregate amount of all customer and rental cash deposits held by the AGF Entities as of the date hereof exceeds the amount set forth in Section 2.4(c)(x) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing;
(xi) upward, by a per share amount equal to a quotient, the numerator of which is the amount by which the aggregate amount of all customer and rental cash deposits held by the AGF Entities as of the date hereof is less than the amount set forth in Section

2.4(c)(x) of the Company Disclosure Schedule, if any, and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to the Closing; and
(xii) downward, if the Share Count Adjustment is a positive number, by a per share amount equal to the product of $65.00 multiplied by a quotient, the numerator of which is the absolute value of the Share Count Adjustment and the denominator of which is the aggregate number of shares of Class B Stock, Class C Stock and Class D Stock issued and outstanding immediately prior to Closing.
(d)    Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefor as provided herein, without interest.
Section 2.5    Closing Statement.
(a)    Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent executed copies of the Payoff Letters and a written statement signed by the Chief Financial Officer of the Company (the “Closing Statement”) specifying, as of the Closing, (i) the Transaction Expenses, (ii) any amounts payable or paid between the date of the Unaudited Balance Sheet and the Closing to settle interest rate swaps (the “Swaps”), (iii) the aggregate amount of the Permitted Dividend payable or paid in cash for each of the Company’s 2017 and 2018 fiscal years and the 2017 Reinvested Amount, (iv) any amounts payable or paid between the date of the Unaudited Balance Sheet and the Closing to Shareholders whose resignations have been accepted by the Company in accordance with the Company’s governing documents (collectively, the “Member Payouts”), together with the payment instructions for each such former Shareholder; (v) the Change of Control Payments; (vi) the aggregate amount of all customer cash deposits and rental cash deposits as of the date hereof; (vii) the calculation of the Class B, C and D Per Share Merger Consideration, after adjustments pursuant to the last sentence of Section 2.4(c) and (viii) the estimated Outstanding Obligations for each applicable Shareholder. Concurrently with the delivery of the Payoff Letters and the Closing Statement, the Company shall deliver to Parent (i) wire instructions or other delivery information for the payments set forth in Section 2.6 and (ii) a schedule setting forth a list of each Shareholder holding shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock, the number of shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock held by such Shareholder, which shall account for, among other things, the Share Count Adjustment, and the aggregate amount payable to each such Shareholder as of the Closing Date. An illustrative example of the Closing Statement is attached as Exhibit 3 hereto.
(b)    Upon Parent’s request, the Company shall, and shall cause its Representatives to, discuss the Closing Statement with Parent and its Representatives. The Company shall take into account in good faith any comments made by Parent and its Representatives.

Section 2.6    Closing Date Payments; Exchange Procedure.
(a)    Closing Date Payments. Parent shall pay the following amounts at Closing in cash by wire transfer of immediately available funds (unless otherwise designated by the payee thereof) as follows:
(i)    Parent shall deposit to an account designated by the Agent for the benefit of the Shareholders, an amount (such amount, the “Payment Fund”) necessary for the Agent to pay to each Shareholder such Shareholder’s aggregate Class A Per Share Merger Consideration and Class B, C and D Per Share Merger Consideration in accordance with Section 2.4(b)–(c) and Section 2.5(a).
(ii)    Parent shall pay to the Company for the benefit of the Persons specified in Section 2.6(a)(ii) of the Company Disclosure Schedule (each, a “CoC Payment Recipient”), the Change of Control Payments in the amounts specified in Section 2.6(a)(ii) of the Company Disclosure Schedule (provided that if such Change of Control Payment is a retention bonus that is payable by its terms after Closing, then it will be paid in accordance with its terms).
(iii)    Parent shall pay, to the extent not paid by the Company, to the account of each Person to whom any Transaction Expenses are owed, an amount equal to the Transaction Expenses owing to such Person.
(iv)    Parent shall pay to the account of each Person to whom any Swaps are owed, an amount equal to the Swap owing to such Person.
(v)    Parent shall pay to the Person(s) specified in the Payoff Letter(s) an amount sufficient to repay in full all Indebtedness specified therein.
(vi)    Parent shall pay to the account of each former Shareholder to whom a Member Payout is owed an amount equal to the Member Payout so owed to such Person in accordance with the payment instructions specified in the Closing Statement.
(b)    Withholding. Parent, the Surviving Corporation and the Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration or Change of Control Payments otherwise payable by Parent to any Shareholder or CoC Payment Recipient, respectively, the amounts required to be deducted and withheld under the Code, or under any provision of state, local or foreign Law relating to Taxes from such payments. To the extent amounts are so withheld and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to withholding any amount hereunder, the withholding party shall notify the payee in writing. If any withholding obligation may be avoided by any Shareholder or CoC Payment Recipient by providing information or documentation to Parent, the Agent or the Surviving Corporation, as applicable, such Person may provide such information in a timely fashion and avoid any such withholding.

(c)    Exchange Procedure.
(i)    Prior to Closing, Parent shall engage, at Parent's expense, Wells Fargo Bank, National Association or, with the Company’s prior written approval (which approval shall not be unreasonably conditioned, withheld or delayed), another reputable financial institution to act as the paying agent in connection with the Merger (the “Agent”). The paying agent agreement (the “Agent Agreement”) pursuant to which Parent shall engage the Agent shall be substantially in the form attached hereto as Exhibit 4 and may not be amended by Parent, except prior to Closing with the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Payment Fund shall remain uninvested.
(ii)    Promptly after the Effective Time (but in any event not later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Agent to mail the Letter of Transmittal to each Shareholder of record immediately preceding the Effective Time (other than the Dissenting Shareholders).
(iii)    Upon (A) the delivery by each Shareholder to the Agent of a properly completed and validly executed Letter of Transmittal in respect of such Shareholders’ Common Shares and (B)(i) either the surrender by each Shareholder to the Agent of the certificate(s) (each, a “Certificate”) or other documents that, immediately prior to the Effective Time, represented such Common Shares, as applicable, or (2) in the event any Certificate has been lost, stolen or destroyed, the delivery to the Agent of an affidavit (in the form set forth in the Letter of Transmittal) of that fact (an “Affidavit”) and, if required by the Agent, the posting by such Shareholder of a bond in customary amount and upon the terms as may be required by the Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Agent shall pay the aggregate Class A Per Share Merger Consideration and Class B, C and D Per Share Merger Consideration (less such Shareholder’s Outstanding Obligations) to each such Shareholder (by wire transfer in immediately available funds or, if the amount is less than $1,000,000, by check), in exchange for such Common Shares.
(iv)    Any portion of the Payment Fund that remains unclaimed by the Shareholders for one year after the Effective Time, or for such other period of time specified in the Agent Agreement, shall be delivered to Parent upon request. Any holder of Common Shares (other than the Dissenting Shares) who has not theretofore complied with Section 2.6(c)(iii) shall thereafter look only to Parent for payment of the applicable Per Share Merger Consideration contemplated under Section 2.4(b)–(c) and Section 2.6(c)(iii) upon delivery of the executed Letter of Transmittal, due surrender of its Certificates (or Affidavits in lieu of the Certificates), without any interest thereon and only as a general creditor thereof.
(d)    No Liability. Notwithstanding anything to the contrary in this Section 2.6, to the fullest extent permitted by Law, neither Parent nor the Surviving Corporation shall be liable to any Shareholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.7    No Further Rights of Transfer. At and after the Effective Time, each Shareholder shall cease to have any rights as a shareholder of the Company, except as otherwise required by applicable Law and except for the right of each Shareholder to surrender such Shareholder’s Certificate(s) or an Affidavit, and such other documents as are required under Section 2.6(c), in exchange for payment of the applicable aggregate Per Share Merger Consideration, and no transfer of Common Shares shall be made on the stock transfer books of the Surviving Corporation. Upon delivery of the Closing Statement pursuant to Section 2.5(a), the stock ledger of the Company with respect to the Common Shares shall be closed.
Section 2.8    Closing. Unless this Agreement has been properly terminated and the transactions contemplated hereby have been abandoned pursuant to ARTICLE VII, and subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VI, the closing of the Merger (the “Closing”) shall take place at the offices of Akerman LLP, Three Brickell City Centre, 98 Southeast Seventh Street, Suite 1100, Miami, Florida 33131, on the first Monday or Friday that is a Business Day following the third Business Day after the last of the conditions set forth in ARTICLE VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing; provided that the Closing will not occur earlier than December 8, 2017. The Merger shall become effective upon the filing of the Articles of Merger (or, if agreed to by the Company and Merger Sub, at such later time set forth in the Articles of Merger). The date and time when the Merger becomes effective is hereinafter referred to as the “Effective Time”. The Closing may take place by delivery of the documents to be delivered at the Closing by facsimile or other electronic transmission. All deliveries by one party to another party at or prior to Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have been delivered. The Closing shall be deemed to have occurred at 12:01 A.M., Miami, Florida time, on the day of the Closing (such date is herein referred to as the “Closing Date”) if the Closing occurs on a Monday or 11:59 P.M., Miami, Florida time on the Closing Date if the Closing occurs on a Friday.
Section 2.9    Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 2.10    Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, each Common Share that is issued and outstanding at the Effective Time and held by a Shareholder who (i) has not voted in favor of the Merger or consented thereto in writing, and (ii) has delivered a written notice of intent to demand payment for such Common Share in accordance with the Act and otherwise perfected his, her or its appraisal rights under the Act (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Share Merger Consideration and shall be deemed cancelled. Such dissenting Shareholders (the “Dissenting Shareholders”) shall be entitled to only receive payment of the value of the Common Shares held by them in accordance with the provisions of the Act, except that each Dissenting Share held by a Dissenting Shareholder who shall have failed to perfect or who effectively shall have withdrawn or lost his, her or its rights to appraisal of his, her or its Common Shares pursuant to relevant provisions of the Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration in accordance with the terms of this Agreement. The Company shall give Parent prompt notice of any notices or other instruments received by the Company from any Shareholder with respect to demands for payment for Dissenting Shares, and the Company and Parent shall cooperate with respect to all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily offer to make, or make, any payment with respect to any demands for payment for Dissenting Shares or settle or offer to settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise disclosed in correspondingly numbered section of the schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Due Organization, Good Standing and Corporate Power. Except for International Distributors of Grand Bahama Limited (“IDGBL”), each AGF Entity is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and each has corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. IDGBL is a company limited by shares duly formed, validly existing and in good standing under the laws of the Commonwealth of the Bahamas and has all company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each AGF Entity is duly qualified to do business and is in good standing as a foreign corporation or company in each jurisdiction set forth in Section 3.1 of the Company Disclosure Schedule opposite its name. Section 3.1 of the Company Disclosure Schedule lists as of the date hereof all jurisdictions in which the property owned, leased or operated by any AGF Entity, or the nature of the business conducted by such AGF Entity, makes such qualification necessary, except in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the date hereof copies of the Company’s articles of incorporation and the Company’s bylaws and the comparable governing documents of each of the Company Subsidiaries, in each case, as amended and in full force and effect as of the date hereof. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of its articles of incorporation, bylaws or comparable governing documents.
Section 3.2    Authorization; No Conflicts.
(a)    The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. At a meeting of the Board duly convened and held meeting prior to the execution of this Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, and the Board has determined that the Merger is fair to and in the best interests of the Shareholders, declared that the Merger is advisable and recommended the approval of the Merger and this Agreement by the Shareholders (such recommendation, the “Company Recommendation”). No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be party and the consummation of the transactions contemplated hereby and thereby (other than the Requisite Shareholder Approval of this Agreement). This Agreement and the other Transaction Documents to which the Company is or will be party have been or will be duly and validly executed and delivered by the Company. Assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    The execution and delivery of this Agreement and each other Transaction Document to which the Company is or will be a party do not, and the consummation of the transactions contemplated by this Agreement and each Transaction Document will not, directly or indirectly, (with or without notice or lapse of time, or both) (a) conflict with or violate any of the provisions of the Company’s articles of incorporation or bylaws of the Company, as amended to the date of this Agreement, (b) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, conflict with, or result in any violation of, breach of or default under, result in the creation of a Lien on any of the assets of the Company or any Company Subsidiary pursuant to, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit or material obligation under, any Material Contract or Governmental Authorization or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene in any material respect or require any material consent, approval, authorization, declaration, filing, or notice under any domestic or foreign Law, any Order or any Governmental Authorization currently in effect and binding upon any AGF Entity.
Section 3.3    Capital Stock. The authorized capital stock of the Company consists of 40,000 shares of Class A Stock, 3,000,000 shares of Class B Stock, 5,000,000 shares of Class C Stock, and 5,000,000 shares of Class D Stock. At the close of business on the date hereof, 2,550 shares of Class A Stock, 99,217.54 shares of Class B Stock, 493,687.11 shares of Class C Stock, and 1,415,523.7 shares of Class D Stock are issued and outstanding. Section 3.3(a) of the Company Disclosure Schedule lists the capitalization of the Company, including the number of shares of Class A Stock, Class B Stock, Class C Stock and Class D Stock held by each Shareholder at the close of business on the date hereof. All Common Shares are certificated. Each Company Subsidiary has the capitalization set forth in Section 3.3(b) of the Company Disclosure Schedule, and each Company Subsidiary is owned, directly or indirectly, 100% by the Company except that one share of common stock of IDGBL is owned by the person specified in Section 3.3(b) of the Company

Disclosure Schedule. All issued and outstanding shares of capital stock of the Company and each of the Company Subsidiaries, as applicable, have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights. No shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock have been issued in violation of any agreements with, commitments to or other rights (including preemptive rights) of any Person. Except as set forth in the bylaws of the Company, no AGF Entity is a party to any outstanding option, warrant, call, conversion, exchange, subscription, right of first refusal, put, or other right (including any preemptive right), agreement or commitment or convertible or exchangeable instrument which obligates any AGF Entity to issue, cause to become outstanding, sell or transfer, repurchase, redeem or otherwise acquire, or make any payment in respect of (including any dividend or distribution), any shares of the capital stock or other equity interest in any AGF Entity. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any AGF Entity. No AGF Entity owns any equity interest or is obligated to purchase any equity interest in or make any investment in any form in any Person, other than the ownership interest in the Company Subsidiaries set forth in Section 3.3(b) of the Company Disclosure Schedule. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there are no dividends or distributions which have accrued or been declared but are unpaid on any shares of capital stock of the Company. The Company is not party to or bound by any contract, agreement or instrument with respect to the voting or transfer of capital stock or other equity interests in any Person other than the Voting Agreements. All shares of capital stock or other equity interests in any AGF Entity were issued in compliance with all applicable securities Laws, except for any failure to comply which would not be reasonably expected to have a material effect on the Company.
Section 3.4    Consents and Approvals. Assuming all filings required under the HSR Act are made and any waiting periods thereunder have been terminated or expired and the acceptance and adoption of this Agreement by the Shareholders, no consent of, notice to or filing with any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to any AGF Entity in connection with the execution and delivery of this Agreement or any Transaction Document by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Articles of Merger, (b) the consents or filings set forth in Section 3.4 of the Company Disclosure Schedule and (c) any other consents, notice or filings which, if not made or obtained, would not be reasonably likely to be, individually or in the aggregate, material to the AGF Entities.
Section 3.5    Financial Statements; Statutory Statements; No Undisclosed Liabilities.
(a)    The Company has made available to Parent (i) the audited consolidated balance sheet (the “Balance Sheet”) of the Company and the Company Subsidiaries as of July 30, 2016 (the “Balance Sheet Date”) and July 25, 2015, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended July 30, 2016 and July 25, 2015, and (ii) the Unaudited Balance Sheet, together with the unaudited consolidated statements of income, cash flows and shareholders’ equity for the period ended as of the date of the Unaudited Balance Sheet (the financial statements referred to above, including the footnotes thereto, are collectively referred to herein as the “Financial Statements”).

(b)    The Financial Statements fairly present, in all material respects, the financial condition and results of the operations, shareholders’ equity and cash flows of the AGF Entities as at the dates and for the periods reflected therein. The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods presented, except, in the case of the unaudited statements, for the absence of footnotes and subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material to the Company).
(c)    The AGF Entities do not have any Liabilities that are required to be set forth on an audited consolidated balance sheet prepared in accordance with GAAP, except (i) Liabilities reflected in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) Liabilities incurred in connection with the transactions contemplated hereby, and (iv) Liabilities arising under any Contract which are not yet due and payable.
(d)    Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, (i) any joint venture, off balance sheet partnership, or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S–K under the Exchange Act).
(e)    The Company and the Company Subsidiaries maintain internal accounting controls with respect to their businesses that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP, except, in the case of the unaudited statements, for the absence of footnotes and subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material to the AGF Entities). To the Knowledge of the Company, such system of internal controls over financial reporting is effective. In connection with the routine audit practices of the Company and the Company Subsidiaries, on one hand, and its independent auditors, on the other hand, the Company has disclosed to such independent auditors, to the extent the Company has Knowledge of such matters, any fraud that involves management or other employees who have a significant role in the Company’s and the Company Subsidiaries’ internal controls over financial reporting, and any such disclosures occurring during the past three (3) years are described on Section 3.5(e) of the Company Disclosure Schedule.
Section 3.6    Absence of Certain Changes. Since the Balance Sheet Date, (a) the businesses of the AGF Entities have been conducted in all material respects in the ordinary course consistent with past practice, and (b) no event or change has occurred that had or would be reasonably likely to have any Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, during the period from the Balance Sheet Date to the date of this Agreement:
(a)    no AGF Entity has issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of such AGF Entity, other than

Common Shares issued to new Shareholders or pursuant to a year-end stock dividend, in each case, that are reflected on Section 3.3 of the Company Disclosure Schedule;
(b)    the Company has not declared or paid any dividends or distributions on or in respect of any capital stock or other security of the Company, or redeemed, purchased or acquired any capital stock or other security of the Company, other than rebates and discounts paid in the ordinary course of business and repurchase of the Common Shares from the Shareholders that have resigned;
(c)    there has not been any split, combination or reclassification of any shares of capital stock or other security of the Company;
(d)    no AGF Entity has made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, or employee of any AGF Entity, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of any AGF Entity;
(e)    no AGF Entity has (i) hired any employee, other than in the ordinary course of business consistent with past practice, (ii) engaged any independent contractor, or (iii) entered into any employment or other Contract with any employee or independent contractor whose annual compensation exceeds $100,000 or that provides for any severance or change of control payments or benefits;
(f)    no AGF Entity has entered into any collective bargaining agreement with any labor organization;
(g)    there has not been any material change by any AGF Entity in accounting or Tax reporting principles, methods or policies, any settlement of any material Tax controversy, any material amendment of any Tax Return, or any material Tax election made, revoked or terminated by or with respect to such AGF Entity;
(h)    no AGF Entity has entered into, amended, or terminated, or waived any material rights under, any Material Contract;
(i)    no AGF Entity has breached a material term of any Material Contract;
(j)    no AGF Entity has made any loans, advances or capital contributions to, or investments in, any Person, other than (i) advances to employees in the ordinary course of business consistent with past practice set forth on Section 3.6(j) of the Company Disclosure Schedule, (ii) extension of trade credit to the Shareholders, their Affiliates, and non-Shareholder customers in the ordinary course of business consistent with past practice, or (iii) loans to Shareholders, their Affiliates, and non-Shareholder customers not exceeding $400,000, individually or in the aggregate, made in accordance with the Company’s policies in the ordinary course consistent with past practice;

(k)    no AGF Entity has entered into or amended any Contract or entered into any transaction with any of its Affiliates or any of their directors, managers, officers or employees except in connection with a sale of goods and services to the Shareholders and their respective Affiliates in the ordinary course of business;
(l)    except as disclosed in the Balance Sheet, no AGF Entity has made or committed to make any capital expenditures or capital additions or improvements in excess of $100,000 individually or $300,000 in the aggregate;
(m)    there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of any AGF Entity, which has not been remedied by such AGF Entity, having a replacement cost of more than $100,000 for any single loss or $200,000 in the aggregate for any related losses;
(n)    no AGF Entity has amended any of its organizational or constituent documents;
(o)    no AGF Entity has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or business;
(p)    no AGF Entity has incurred any Indebtedness, except borrowings in the ordinary course of business consistent with past practice under the Company’s revolving credit lines in existence as of the date of the Unaudited Balance Sheet;
(q)    no AGF Entity has transferred, assigned or granted any license or sublicense of any rights under or with respect to any material Intellectual Property;
(r)    no AGF Entity has acquired any material properties or assets, or sold, leased, licensed, transferred or otherwise disposed of any assets, in each case except for inventory and personal property acquired, sold or otherwise disposed of in the ordinary course of business consistent with past practice;
(s)    no AGF Entity has acquired any business or Person, by merger or consolidation, purchase of all or substantially all of the assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;
(t)    no AGF Entity has mortgaged, pledged, or subjected to any Lien (except Permitted Liens) any of its assets;
(u)    no AGF Entity has commenced any Action against any Person;
(v)    no AGF Entity has paid, discharged, or settled any Action; and

(w)    no AGF Entity has entered into any Contracts to do any actions referred to in this Section 3.6.
Section 3.7    Compliance with Laws.
(a)    The operations of each AGF Entity are being conducted and during the last five (5) years have been conducted in compliance with applicable Law in all material respects. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, no AGF Entity has received any written citations, complaints, consent orders, or other similar enforcement orders from any Governmental Entity or any other Person that alleges that any AGF Entity is currently not in compliance with any applicable Law in all material respects. To the Knowledge of the Company, no investigation related specifically to any AGF Entity is being conducted by or pending with any Governmental Entity. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, during the past five (5) years, the Company has not been assessed any material fine as a result of, and no material Actions have been initiated against or involving any AGF Entity for, any failure of an AGF Entity to comply with any Law or Order.
(b)    The business, operations and affairs of each AGF Entity comply, and have in the past five (5) years complied with applicable Laws relating to (i) money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act (collectively, “Anti-Money Laundering Laws”) and (ii) bribery and improper payments, including the U.S. Foreign Corrupt Practices Act (collectively, “Anti-Corruption Laws”). Neither any AGF Entity, nor any of its Affiliates, nor any of their respective directors, officers, or employees, nor any other Representatives or other Persons acting on their respective behalf (i) has violated in the past five (5) years or currently is violating any applicable Sanctions, (ii) is a Restricted Party, or (iii) has any Action pending or threatened against it with respect to Sanctions by any Sanctions Authority. None of the AGF Entities, their Affiliates, or any of their respective directors, officers, employees, or distributors, other Representatives or other Persons acting on their respective behalf or for the benefit of any AGF Entity has, directly or indirectly (1) offered, promised, given, paid, attempted to pay, or authorized the offer, promise, giving or payment of anything of value (including kickbacks, commissions, discounts, reimbursements, or other inducements), whether in cash, services, or otherwise, to a Governmental Entity or a commercial counterparty in violation of Law, or (2) made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for U.S. federal, state or local or foreign public office.
Section 3.8    Governmental Authorizations. The AGF Entities hold and during the past five (5) years have held, and are, and during the past five (5) years have been, in compliance in all material respects with the terms and conditions of, all Governmental Authorizations that are necessary for the operation of the business of the AGF Entities as presently conducted and as conducted during the past five (5) years or that are necessary for the lawful ownership of its properties and assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Section 3.8 of the Company Disclosure Schedule, no AGF Entity has in the past five (5) years received any written citations, complaints, consent orders, or other similar enforcement orders from any Governmental Entity that allege that any AGF Entity was or is currently not in compliance in any material respect with any such Governmental Authorization. No material modification nor any termination, cancellation, revocation, suspension or non-renewal of any such Governmental Authorization held by any AGF Entity is pending or, to the Knowledge of the Company, threatened in writing. Except as set forth in Section 3.8 of the Company Disclosure Schedule, each AGF Entity has (a) filed or caused to be filed with the appropriate Governmental Entity all reports required to be filed with the appropriate Governmental Entity with respect to all material unclaimed property required to be remitted or (b) delivered or paid all material unclaimed property to its original or proper recipient. Except as set forth in Section 3.8 of the Company Disclosure Schedule, no material asset or property, or material amount of assets or properties, of any AGF Entity is escheatable to any Governmental Entity under any applicable Laws, including uncashed checks to vendors, customers, beneficiaries, or employees, non‑refunded over‑payments, or credits.
Section 3.9    Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no, and during the past three (3) years, there have been no material Actions, pending, or, to the Knowledge of the Company, threatened in writing, against or affecting any AGF Entity (or pending or threatened in writing against any of the officers, directors or employees of any AGF Entity in relation to the business of the AGF Entities), or any of its properties or rights. No AGF Entity is subject to any currently outstanding Order of any Governmental Entity specifically targeted at any AGF Entity.
Section 3.10    Regulatory Compliance.
(a)    To the Knowledge of the Company, all food, dietary supplement, nonprescription drug, and personal care or cosmetic products developed, tested, manufactured, packaged, labeled, stored, marketed, sold or distributed by or on behalf of the AGF Entities (collectively, the “Company Products”) are being or have been developed, tested, manufactured, packaged, labeled, stored, marketed, sold and distributed in compliance in all material respects with all applicable Laws and Governmental Authorizations, including (i) the Federal Food, Drug, and Cosmetic Act, as amended, (ii) the Federal Trade Commission Act and any applicable equivalent state Laws, (iii) the Fair Packaging and Labeling Act, (iv) the Organic Foods Production Act and any applicable equivalent state Laws, (v) the Federal Meat, Poultry, and Egg Inspection Acts administered by the USDA, (vi) the Consumer Product Safety Act, as amended, (vii) the Food Safety Modernization Act, and (viii) any other material applicable Laws governing research, development, marketing authorization, marketing clearance, marketing approval, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, advertising, promotion, sale, commercialization, distribution or export of food, dietary supplement, personal care or nonprescription drug products (“Regulatory Laws”).
(b)    To the Knowledge of the Company, there are no material Company Products being developed, manufactured or sold by any AGF Entity that would require any material Governmental Authorization for the purpose for which they currently are being developed, manufactured or sold (i) which were not, and are not, developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable Regulatory Laws, (ii) for which necessary Governmental Authorizations have not been obtained or (iii) for which such

Governmental Authorizations have been limited, suspended, non-renewed, withdrawn, revoked or canceled or are no longer in full force and effect.
(c)    With respect to all third party manufacturers and suppliers of key raw materials used in connection with any Company Product (each a “Third Party Manufacturer”), to the actual Knowledge (without any inquiry or investigation) of the Company, each Third Party Manufacturer has complied and is complying in all material respects with all applicable Laws, including the maintenance of any Governmental Authorizations necessary to perform its obligations as a Third Party Manufacturer.
(d)    During the past three (3) years, no AGF Entity has (i) received or been subject to any action, written notice, citation, suspension, subpoena, revocation, written warning, administrative proceeding or, to the Knowledge of the Company, investigation by a Governmental Entity or other Person that alleges or asserts that any AGF Entity has violated in any material respect any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company Products or in any AGF Entity’s operations, activities, or services, including FDA Form 483 reports and FDA warning letters, or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, or other similar agreements mandating or prohibiting future or past activities. During the past three (3) years, no AGF Entity has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of any applicable Regulatory Laws.
(e)    None of the AGF Entities, nor, to the Knowledge of the Company, any officer, employee or agent of any AGF Entity, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor, to the Knowledge of the Company, has any such Person been so debarred. To the Knowledge of the Company, none of the AGF Entities nor any officer, employee or agent of any AGF Entity is subject to an investigation or proceeding by any Governmental Entity that would reasonably be expected to result in such suspension, exclusion or debarment.
Section 3.11    Employee Benefit Plans.
(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, retention pay, change‑of‑control payments, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance, scholarship programs, and car allowance or other vehicle program) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by any AGF Entity for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of any AGF Entity (“Employee Benefit Plans”).

(b)    True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available to Parent (to the extent applicable): (A) any plans and related trust documents (including all amendments thereto), insurance contracts, service agreements, business associate agreements, collective bargaining agreements and employee handbooks, (B) the most recent Form 5500 and schedules thereto, (C) the most recent combined financial statements and actuarial valuations, (D) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination opinion or advisory letter, and (E) the most recent summary plan descriptions (including any summaries of material modifications).
(c)    No AGF Entity participates in, is required to contribute to, or otherwise is required to participate in any multiemployer plans (as defined in Section 4001(a)(3) of ERISA). No Employee Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. No AGF Entity has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA.
(d)    Each Employee Benefit Plan has been established, maintained and administered in material compliance with all applicable Laws (including ERISA and the Code). Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3).
(e)    All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the books and records of the AGF Entities. No Employee Benefit Plan has any unfunded Liabilities which are not reflected on the Balance Sheet or the books and records of the AGF Entities.
(f)    There are no pending Actions which have been asserted or instituted or, to the Knowledge of the Company, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or any AGF Entity, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims). No Employee Benefit Plan is under audit or investigation by the IRS, the Department of Labor, or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any material Tax, interest, or penalty.
(g)    Except as listed in Section 3.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any current or former employee under any Employee Benefit Plan; (ii) increase any compensation or benefits otherwise payable or due to any current or former employee under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any payments or benefits to any current or former employee under any Employee Benefit Plan.
(h)    No Employee Benefit Plan provides post-retirement welfare benefits for any current or former employees (and their beneficiaries or dependents) of the Company or any of the Company Subsidiaries after termination of employment other than the rights that may be provided by Section 601 et seq. of ERISA or other applicable Law.
(i)    Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which any AGF Entity is a party (collectively, a “Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. No AGF Entity has any actual or potential obligation to reimburse or otherwise “gross‑up” any person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.
(j)    No nonexempt “prohibited transaction,” within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.
(k)    No Employee Benefit Plan is part of a multiple employer welfare arrangement (as defined in Section 3(4) of ERISA).
Section 3.12    Employment and Labor Matters.
(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth for each employee of any AGF Entity as of the date of this Agreement the name, job title, exempt or non-exempt employment classification for wage and hour purposes, base salary or hourly wage, bonus or other incentive compensation paid to such employee for fiscal year 2016 and expected to be paid for fiscal year 2017 and car allowance. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, the employment of each employee employed by any AGF Entity is “at will.”
(b)    Section 3.12(b) of the Company Disclosure Schedule contains a true, correct and complete listing, of each individual paid by any AGF Entity as an independent contractor, rather than as an employee, and who was paid in excess of $100,000 since January 1, 2017.
(c)    Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, threatened in writing or that are likely to be initiated against any AGF Entity by any existing or former employee pertaining to the employment of labor, including those related to wages, hours, collective bargaining, wrongful dismissal, or violations of equal opportunity or anti‑discrimination Laws.
(d)    No AGF Entity has been notified in writing of any pending or threatened Action or investigation by any branch or department of U.S. Immigration and Customs Enforcement, or other Governmental Entity charged with administration and enforcement of federal immigration laws concerning the AGF Entities. All employees of each AGF Entity have completed, and the

Company has retained, a U.S. Citizenship and Immigration Service Form I‑9 in accordance with applicable Law. No current employee is (i) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions consummated under this Agreement, or (ii) an alien who is authorized to work in the United States in non‑immigrant status. No AGF Entity currently employs, nor in the last three (3) years has employed, any employee whose residence or primary work location is outside the U.S.
(e)    The AGF Entities are, and have been for the last three (3) years, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees, including equal employment opportunity, workplace safety, Americans with Disabilities Act, the Fair Labor Standards Act, discrimination, retaliation, terms and conditions of employment and wage and hour requirements. No AGF Entity has been notified in writing of any pending or threatened Action, investigation, or audit by any Governmental Entity charged with enforcing employment and employment practices Laws. The AGF Entities are, and have been for the last three (3) years, in compliance in all material respects with applicable workers’ compensation Laws. The AGF Entities have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees in all material respects.
(f)    No AGF Entity is a party or subject to any union or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any group of employees of any AGF Entity. No labor organization or group of employees of any AGF Entity has made a demand for recognition or certification, and there are no representation or certification demands, proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened or reasonably likely to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There is not, and there has not been in the last three (3) years, any labor strike, dispute, walk out, work stoppage, slow down or lockout involving the AGF Entities, and to the Knowledge of the Company is not threatened or reasonably likely.
(g)    No employee or former employee of an AGF Entity has experienced an “employment loss,” as defined by the WARN Act, termination of employment, layoff, and/or reduction in hours within the past 90 days.
Section 3.13    Tax Matters.
(a)    Tax Returns. All Tax Returns required and due to be filed with respect to any AGF Entity or any of its income, properties, franchises or operations have been prepared and timely filed with the appropriate Tax Authorities, and all such Tax Returns (including Tax attributes and carryforwards) are true, correct and complete in all material respects. No AGF Entity is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the AGF Entities. The Company has made available to Parent true, correct and complete copies of all income and other Tax Returns, examination reports and statements of deficiencies filed by, assessed against or issued by any tax authority with respect to any AGF Entity for each of the fiscal years ending on or after July 27, 2013.
(b)    Payment of Taxes. All Taxes due and payable by or with respect to AGF Entities have been paid by the AGF Entities.
(c)    Other Tax Matters.
(i)    Except as disclosed in Section 3.13(c)(i) of the Company Disclosure Schedule, there is no Action or claim for refund in progress, pending or threatened in writing against or with respect to the AGF Entities regarding Taxes. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed against the AGF Entities.
(ii)    No AGF Entity will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any closing agreement, private letter ruling or similar agreement or rulings with respect to Tax executed or issued on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Law), (iii) a change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.
(iii)    No AGF Entity is subject to, is party to or has otherwise requested any closing agreement, private letter ruling, technical advice memoranda or similar agreement or ruling related to Taxes.
(iv)    Except for the consolidated group in which the Company is a common parent, the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return. Except for Tax obligations of the AGF Entities, the Company does not have any liability for Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by Contract or otherwise. The AGF Entities are not party to or bound by any tax allocation or tax sharing agreement or have any obligation to indemnify any other Person with respect to Taxes (other than Taxes of the AGF Entities).
(v)    No AGF Entity has participated in any listed transaction as contemplated in Treasury Regulations Section 1.6011-4.
(vi)    Except as disclosed in Section 3.13(c)(vi) of the Company Disclosure Schedule, the AGF Entities have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(vii)    No AGF Entity has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). No AGF Entity is a party to or bound by any Tax allocation or sharing agreement.
(viii)    Since the Balance Sheet Date, no AGF Entity has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.
(ix)     No AGF Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
(x)    To the Knowledge of the Company, no AGF Entity is currently the subject of an audit, dispute, investigation, proceeding, claim or other examination by any Governmental Entity relating to the payment of a material amount of Taxes. No AGF Entity has received any written notice from any taxing authority that such an audit, dispute, investigation, proceeding, claim or other examination, which has not yet been completed, is contemplated or pending.
(xi)    No AGF Entity (A) has entered into any written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such AGF Entity that has not expired or (B) is presently contesting any Tax Liability of any AGF Entity before any Governmental Entity.
(xii)    During the past three (3) years, no claim has been made by a Governmental Entity in a jurisdiction where an AGF Entity does not file Tax Returns that such AGF Entity is or may be subject to taxation by that jurisdiction.
(xiii)    For all federal and applicable state and local income Tax purposes, the Company is and has been treated at all times since its formation as a “cooperative” within the meaning of Code §1382 that is subject to the provisions of Subchapter T of Chapter 1 of Subtitle A of the Code. Each Company Subsidiary, other than IDGBL, is a member of the “affiliated group” as defined in Code §1504(a), the common parent of which is the Company.
(xiv)    No AGF Entity is resident or has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the one in which it is organized.
(xv)    Except as listed in Section 3.13(c)(xv) of the Company Disclosure Schedule, any amount that could be received or has been received (whether in cash or property or the vesting of property) by any employee, officer or director of any AGF Entity under any Employee Benefit Plan or otherwise, will not (1) fail to be deductible by reason of Section 280G of the Code or (2) be subject to an excise tax under Section 4999 of the Code. No AGF Entity has any indemnity obligation for any taxes, interest or penalties imposed under Section 4999 of the Code.
(xvi)    Adequate reserves and accruals have been established in accordance with GAAP to provide for the payment of all Taxes which are not yet due and payable with respect to any AGF Entity, and the unpaid Taxes will not exceed such reserves and accruals as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filings its Tax Return.
(xvii)    Except as listed in Section 3.13(c)(xvii) of the Company Disclosure Schedule, no AGF Entity owns any property, the indirect transfer of which, pursuant to this Agreement, would give rise to any Transfer Taxes.
Section 3.14    Intellectual Property.
(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth (i) a list and description of all material Intellectual Property owned by any AGF Entity, and (ii) a list and description of all additional material Intellectual Property used, licensed or controlled by any AGF Entity. AGF Entities own or have the right to use any and all Intellectual Property that is necessary for the ownership, management or operation of business of AGF Entities, including the Intellectual Property listed in Section 3.14 of the Company Disclosure Schedule (the “Company Intellectual Property”).
(b)    All registrations for the Registered Intellectual Property are (i) in full force and effect and have not expired or been abandoned, and (ii) to the Knowledge of the Company, are valid, subsisting and enforceable. The Company Intellectual Property owned by each AGF Entity is owned by the applicable AGF Entity, free and clear of all Liens (other than Permitted Liens).
(c)    The conduct by the AGF Entities of their business as currently conducted does not infringe the rights with respect to the Intellectual Property owned by any Person other than an AGF Entity. There are no material claims pending or, to the Knowledge of the Company, threatened against any AGF Entity asserting the invalidity, abuse, misuse or unenforceability of any Company Intellectual Property. No AGF Entity has during the past three (3) years received written notice from any third party of any pending or threatened claim related to the infringement or other violation of that party’s Intellectual Property used in the business of the applicable AGF Entity. No AGF Entity has any pending claims against, nor, during the past three (3) years, has given notice to, any third party alleging infringement of the Company Intellectual Property and, to the Knowledge of the Company, the AGF Entities’ rights in any Company Intellectual Property owned by any of them are not being infringed.
(d)    Except as otherwise set forth in Section 3.14(d) of the Company Disclosure Schedule, no royalties, license or other fees are payable by any AGF Entity to any Person by reason of the ownership or use of the Company Intellectual Property, other than any non-exclusive “shrink wrap” or other standard end user license for commercial off-the-shelf software that would not reasonably be expected to require aggregate annual license fees greater than $20,000.

(e)    Each AGF Entity has taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the applicable AGF Entity, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license Contracts which, to the Knowledge of the Company, have not been breached in any material respect.
(f)    The IT Assets owned by the AGF Entities or used by the AGF Entities in connection with the respective businesses of the AGF Entities (collectively, the “Company IT Assets”) (i) have not materially malfunctioned or failed within the past twenty-four (24) months, (ii) are sufficient for conduct of the respective businesses of the AGF Entities as they are currently conducted and (iii) to the Knowledge of the Company, do not contain any disabling or other unauthorized code. The AGF Entities (as applicable) have implemented commercially reasonable measures to protect the confidentiality and security of the Company IT Assets against any unauthorized use, access, interruption, modification or corruption. The AGF Entities (as applicable) have implemented commercially reasonable data backup, data storage and disaster recovery and business continuity procedures with respect to the Company IT Assets.
(g)    With respect to the collection, use, handling, storage, privacy, protection, and security of Personal Information, the AGF Entities, have adopted commercially reasonable policies and procedures and have complied, and are currently operating in compliance with, in all material respects: (A) all such policies and procedures and all applicable Information Privacy and Security Laws, (B) all additional or higher leading industry standards or requirements applicable to the conduct of the businesses of the AGF Entities (including PCI-DSS), and (C) all Material Contracts to which any of the AGF Entities is a party. To the Knowledge of the Company, no equityholder, officer, or director of the AGF Entities, has during the past three (3) years engaged in any act on behalf of such entity that violates any Information Privacy and Security Law, or any standard, requirement, or Material Contract described in the previous sentence. No AGF Entity has received any written notice from any Governmental Entity of any violation of any Information Privacy and Security Law by any of the AGF Entities in the conduct of their respective businesses. The AGF Entities have established and maintain commercially reasonable data and information security programs and privacy policies. The AGF Entities, have during the past three (3) years complied, and are in compliance, in all material respects with all such programs and policies. To the Knowledge of the Company, no AGF Entity has made or suffered any unauthorized acquisition, access, intrusion, breach, use or disclosure of the Company IT Assets or any information, including Personal Information, relating to the respective businesses of the AGF Entities or otherwise acted in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws. No AGF Entity has during the past three (3) years notified in writing, either voluntarily or as required by Law, any affected individual, any Governmental Entity, or the media, of any breach of information, including Personal Information, relating to the respective businesses of the AGF Entities, and no AGF Entity is conducting any such notification or investigating any such breach, regardless of whether any such notification is required.
(h)    The AGF Entities have taken commercially reasonable measures to ensure that all third parties that are authorized to access Personal Information, Customer Data or any other data contained in any AGF Entity’s databases similarly take commercially reasonable measures to protect the privacy, security and confidentiality of such data and information.

Section 3.15    Broker’s or Finder’s Fee    . Except as set forth in Section 3.15 of the Company Disclosure Schedule, no agent, broker, Person or firm acting on behalf of any AGF Entity is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from any AGF Entity or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which RBC Capital Markets, LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
Section 3.16    Material Contracts.
(a)    Section 3.16(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which any AGF Entity is a party or by which it or its assets are bound:
(i)    Contracts that materially restrain, limit or impede any AGF Entity’s ability to compete with or conduct any business or line of business, including those which (1) grant any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of any AGF Entity (or, after the Effective Time, Parent or its Subsidiaries), (2) could require the disposition of any assets (other than in the ordinary course of business, consistent with past practice) or line of business of any AGF Entity (or, after the Effective Time, Parent or its Subsidiaries), (3) grant “most favored nation” status or equivalent preferential pricing terms to any Person (other than any AGF Entity) (or, after the Effective Time, Parent or its Subsidiaries), or (4) prohibit or limit the right of any AGF Entity to make, sell or distribute any products or services;
(ii)    Contracts relating to the acquisition of any operating business or the capital stock of any other Person, whether by merger, sale of stock, sale of assets, or otherwise;
(iii)    Contracts that are employment, consultant, contractor, broker or agent agreements of any AGF Entity that provide for an annual salary plus target bonus payment or severance payment of $100,000 or more in the aggregate or that restrict any AGF Entity’s right to terminate the employment relationship without notice or penalty;
(iv)    Contracts with any (1) Affiliate (other than another AGF Entity), Shareholder, officer or director, or (2) any immediate family member of any of the Persons in clause (1), except for Contracts for the sale by the AGF Entities to its Shareholders of goods and services in the ordinary course of business consistent with past practice and employment relationships and compensation, benefits, and travel advances in the ordinary course of business consistent with past practice;
(v)    Contracts pursuant to which any AGF Entity has outstanding Indebtedness;

(vi)    Contracts (other than those described in clause (v)) pursuant to which any AGF Entity has guaranteed the obligations of any other Person, other than another AGF Entity;
(vii)    Contracts under which any AGF Entity has advanced, loaned or made any investment in any Person (other than another AGF Entity) that is currently outstanding;
(viii)    Contracts involving the payment or receipt of royalties or other amounts calculated based upon the revenues or income of any AGF Entity or income or revenue related to any product or service of any AGF Entity;
(ix)    Contracts with (1) any Material Customer, (2) any Material Supplier, or (3) any supplier or vendor with which any AGF Entity has a non‑divert or rebate program;
(x)    Contracts the performance of the executory portion of which involves consideration in excess of $250,000;
(xi)    Contracts containing any future capital expenditure obligations in excess of $100,000;
(xii)    Contracts that create any exclusive or preferred relationship, or where the Company is the beneficiary of an exclusive dealing, preferred relationship or any similar exclusivity provision;
(xiii)    “take-or-pay” Contracts or Contracts that contain minimum purchase commitments or requirements;
(xiv)    Contracts with any distributor, manufacturer’s representative or broker of any Company Product;
(xv)    Contracts to which an ultimate contracting party is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract);
(xvi)    Contracts (other than those solely among the Company and any Company Subsidiary) that were not negotiated and entered into on an arms’‑length basis;
(xvii)    Contracts concerning or consisting of a partnership, strategic alliance or joint venture agreement;
(xviii)    Contracts by which (A) any AGF Entity is granted a right or license to the Intellectual Property of any other Person, or (B) any AGF Entity has granted to any other Person any rights in any Company Intellectual Property, in the cases of both (A) and (B) excluding non‑exclusive shrink wrap or off-the-shelf software licenses or licenses with annual fees of $20,000 or less and non-exclusive licenses of Intellectual

Property that are incidental to the sale or purchase of products or services in the ordinary course of business consistent with past practice;
(xix)    Contracts with any third-party vendor providing for annual payments to or from any AGF Entity in excess of $100,000, other than contracts listed in Section 3.16(a)(ix) of the Company Disclosure Schedule;
(xx)    Contracts involving the settlement of any Action by or against the Company with respect to which (A) any amounts remain unpaid, (B) any equitable relief has been granted to any Person that is not fully performed or satisfied, or (C) conditions precedent to the settlement thereof have not been satisfied;
(xxi)    the Owned Real Property Leases and the Real Property Leases;
(xxii)    any Contracts for the lease of personal property involving aggregate annual payments in excess of $100,000 in a calendar year;
(xxiii)    Contracts, other than the organizational and constituent documents of any AGF Entity, a primary purpose of which is to indemnify, advance expenses to or exculpate any Person (other than another AGF Entity); and
(xxiv)    Contracts with any Person located in a foreign country or which will be performed outside of the United States.
(b)    A true, correct and complete copy of each Material Contract, including any amendments thereto, has been made available to Parent. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of an AGF Entity, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. No AGF Entity is in material default under any Material Contract and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time, or both, would constitute such a material default by such AGF Entity. To the Knowledge of the Company, no other party to any such Material Contract is in material default under any such Material Contract. Each AGF Entity, and to the Knowledge of the Company, each other party to any such Material Contract is in compliance in all material respects with all obligations of such AGF Entity or such other party, as the case may be.
Section 3.17    Environmental Matters.
(a)    Each AGF Entity is and for the past five (5) years has been in compliance with all applicable Environmental Laws and has obtained, and is, and in the past five (5) years has been, in material compliance with, all Governmental Authorizations issued pursuant to Environmental Laws (“Environmental Permit”) in connection with the operation of its properties, assets and business and there are no Actions pending or, to the Knowledge of the Company, threatened in writing in connection with the operation of the properties, assets or business of the AGF Entities under any Environmental Law.

(b)    No AGF Entity is the subject of any outstanding written Order or Contract with any Governmental Entity or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.
(c)    No AGF Entity has received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law or with respect to any Release of Hazardous Material that remains unresolved. No AGF Entity has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Materials in any manner so as to create any material Liabilities for any AGF Entity under any Environmental Law.
(d)    Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there is not located at any of the Owned Real Properties any (i) underground storage tanks, (ii) asbestos or asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, or (iv) any Hazardous Materials in such form or quantity as to create any material Liability for any AGF Entity under any Environmental Law.
(e)    The Company has made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other material assessments in the possession or control of any AGF Entity and accessible by it without unreasonable burden that relate to any AGF Entity or their respective current or former properties or operations, including the environmental condition of their respective facilities and their compliance (or non-compliance) with any Environmental Laws.
Section 3.18    Real and Personal Property; Sufficiency of Assets.
(a)    Section 3.18(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all real property and interests in real property owned in fee by any AGF Entity (each such real property, together with all of the facilities, buildings, structures, fixtures, roofs, walls, foundation, refrigeration and cold storage systems and HVAC systems and any other major operating systems or other improvements situated thereon (collectively, “Improvements”) and all of such AGF Entity’s rights, if any, to access, all strips or gores adjoining the real property, easements, alleys, privileges, rights-of-way, reversions, remainders, riparian and other air, water, mineral, development, utility and other rights, entitlements, privileges, incentives, rights to lands underlying any adjacent streets or roads, and other tenements, hereditaments and appurtenances, if any, pertaining to or accruing for the benefit of such real property and Improvements or used in connection with the ownership, maintenance or operation of the real property or Improvements, an “Owned Real Property” and collectively, the “Owned Real Properties”), which description in Section 3.18(a) of the Company Disclosure Schedule includes: (i) the address of each Owned Real Property and (ii) a true, correct, and complete list of all leases, subleases, licenses or other occupancy or rental agreements relating to or affecting any portion of each Owned Real Property together with any and all assignments and amendments thereof (each, an “Owned Real Property Lease” and collectively, the “Owned Real Property Leases”), including the names of the parties to each Owned Real Property Lease (each tenant, subtenant, licensee or occupant under any Owned Real Property Lease is hereinafter referred to as a “Tenant”) and the date of each Owned Real Property Lease. Copies of each Owned Real Property Leases have been made available to Parent. To the extent in the possession of the AGF Entities, the Company has made available to Parent prior to the date hereof copies of all of the Company’s existing title insurance policies relating to the Owned Real Properties, existing surveys, and property inspection reports, certificates of occupancy, appraisals, and other documents relating to the Owned Real Property. There are no Liens on the Owned Real Property except as set forth in Section 3.18(a) of the Company Disclosure Schedule.
(b)    No AGF Entity owes any brokerage commissions or finder’s fees with respect to any Owned Real Property Lease. Except as disclosed on Section 3.18(a) of the Company Disclosure Schedule, no AGF Entity has given or received any written notice of termination, cancellation, adverse modification, or non-renewal with respect to any Owned Real Property Lease. With respect to the Owned Real Property, there is no pending or, to the Knowledge of the Company, threatened zoning application or proceeding or condemnation, eminent domain, or taking proceeding which would materially impede the use of any Owned Real Property. To the Knowledge of the Company, there are no special assessments outstanding in respect of the Owned Real Property, nor has any AGF Entity received any written notice of proposed special assessments. To the Knowledge of the Company, no public improvements have been commenced and none are planned which in either case would be reasonably expected to result in special assessments against or otherwise materially adversely affect any Owned Real Property. With respect to each Owned Real Property, other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights to purchase, rights of first offer or rights of first refusal in favor of any Person to purchase or lease such Owned Real Property or any portion thereof or interest therein, except as may be set forth in any Owned Real Property Lease as disclosed on Section 3.18(b) of the Company Disclosure Schedule.
(c)    Except as disclosed on Section 3.18(c) of the Company Disclosure Schedule, all Improvements located on the Owned Real Property used by any AGF Entity are structurally sound and free of any material defects. Except as would be observed by an inspection of the Owned Real Property, there are no conditions affecting any of the Owned Real Property that, individually or in the aggregate, would materially impede the use of any Owned Real Property. During the past six (6) years, no written notice of violation of any Laws (including any zoning law) or of any material covenant, restriction or easement affecting any Owned Real Property or any part of it or with respect to the use or occupancy of such Owned Real Property or any part of it has been given by any Governmental Entity having jurisdiction over such Owned Real Property or by any other Person entitled to enforce the same. The Owned Real Property and all Improvements thereon are in good operating condition and repair, reasonable wear and tear excepted, and the Company has substantially complied with its regularly scheduled maintenance program, which is in accordance, in all material respects, with applicable manufacturers’ standards and guidelines for all such Improvements and no required maintenance has been materially delayed or deferred. To the Knowledge of the Company, no Improvement (except for immaterial Improvements, back-up systems, spare equipment or equipment not in regular use in the ordinary course of business consistent with past practice) is near the end of its useful life as of the date hereof.
(d)    Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, in the last three (3) years, there has been no material shutdown of, or material interruption of the flow of coolant, refrigeration, and properly refrigerated air sufficient to maintain the intended cold temperature range in, any frozen or refrigerated warehouse area comprising a portion of the Owned

Real Property or Leased Real Property by reason of equipment failure, malfunction, or replacement or interruption of utilities, or any other cause of any nature whatsoever, other than those shutdowns and interruptions occasioned by reason of routine and ordinary scheduled maintenance or replacement to compressors and other equipment comprising the refrigeration systems located thereat or by the applicable utility company, in each case which have not caused any material claims by any AGF Entity’s customers for loss or damage to the inventory or property of any AGF Entity’s customers as a result of any such shutdown or interruption. The compressors and other equipment comprising the refrigeration systems located at the Ocala Facility do not currently contain ammonia and have not contained ammonia since at least July 30, 2008.
(e)    Section 3.18(e) of the Company Disclosure Schedule contains a list as of the date hereof of the addresses of the real property leased or subleased by any AGF Entity (the “Leased Real Property”) pursuant to a Real Property Lease and a description of each Real Property Lease, including the name of the instrument constituting the Real Property Lease, the date of the Real Property Lease and the name of the tenant and landlord thereunder. Copies of such Real Property Leases and, to the extent in the Company’s possession, copies of all extension notices, written notices of default, estoppel certificates and subordination, non-disturbance and attornment agreements delivered pursuant to each Real Property Lease, have been made available to Parent. Any AGF Entity that is party to a Real Property Lease has a valid leasehold interest in the respective Leased Real Property, free and clear of any Liens, except any Permitted Liens. Except as set forth on Section 3.18(e) of the Company Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations (each, a “Sublease”) granting to any other Person the right of use or occupancy of the Leased Real Property, and there is no Person (other than an AGF Entity or pursuant to a Sublease) in possession of the Leased Real Property.
(f)    No AGF Entity is in material default under any Owned Real Property Lease or Real Property Lease and no AGF Entity has received any written notice of any event that with notice or lapse of time, or both, would constitute such a material default by such AGF Entity which has not been cured. To the Knowledge of the Company, no other party to any such Owned Real Property Lease or Real Property Lease is in default thereunder. Each AGF Entity, and to the Knowledge of the Company, each other party to any Owned Real Property Lease or any Real Property Lease is in material compliance with all obligations of such AGF Entity or such other party, as the case may be, thereunder.
(g)    With respect to the Leased Real Property, (i) either the Company or one of the Company Subsidiaries is now in possession of the applicable Leased Real Property and (ii) no AGF Entity has received written notice that any condemnation or eminent domain Action against any Leased Real Property is pending or threatened. The Improvements located on the Leased Real Property are, taken as a whole, suitable for the purposes for which they are currently intended and the premises leased under the applicable Real Property Lease are in good operating condition and repair, reasonable wear and tear excepted. With respect to the Leased Real Property and all Improvements thereon for which any AGF Entity is responsible for maintenance thereof pursuant to the terms of the relevant Real Property Lease, the AGF Entities have substantially complied with their regularly scheduled maintenance program, which is in accordance, in all material respects, with applicable manufacturers’ standards and guidelines for all such Improvements located on the

Leased Real Property and no required maintenance has been materially delayed or deferred. The Leased Real Property constitutes all leasehold interests in real property currently used for the business of the AGF Entities.
(h)    Section 3.18(h) of the Company Disclosure Schedule lists all leases of personal property by any AGF Entity (“Personal Property Leases”) involving annual payments in excess of $100,000. The AGF Entity has a valid leasehold interest in or a valid right to use the tangible personal property under each of the Personal Property Leases under which it is a lessee, and there is no material default under any Personal Property Lease by any AGF Entity or, to the Knowledge of the Company, by any other party thereto. Each AGF Entity, and to the Knowledge of the Company, each other party to the Personal Property Leases is in material compliance with all obligations of such AGF Entity or such other party, as the case may be, thereunder.
(i)    All tangible personal property owned by the AGF Entities and all of the items of tangible personal property used by the AGF Entities under the Personal Property Leases are in good operating condition and repair and adequate for the uses to which they are being put. The AGF Entities have substantially complied with their regularly scheduled maintenance programs, which is in accordance, in all material respects, with applicable manufacturers’ standards and guidelines for all such personal property, and no required maintenance of any material tangible personal property has been materially delayed or deferred.
(j)    The AGF Entities have good and marketable title to or a valid leasehold interest in all their assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own or lease, including all of the properties and assets reflected in the Balance Sheet and the Unaudited Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Unaudited Balance Sheet in the ordinary course of business consistent with past practice), free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights and interests reasonably required for the continued conduct of the business of the AGF Entities as now being conducted by them.
Section 3.19    Insurance.
(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof of each insurance policy, including expiration dates, with respect to the properties, assets, or business of the AGF Entities (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect and all premiums due and payable thereon as of the date hereof have been paid in full. No AGF Entity has received a written notice of cancellation, reduction or non-renewal of any Insurance Policy.
(b)    There is no material claim pending under any of the AGF Entities’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The AGF Entities are in compliance in all material respects with the terms of such policies. There is no claim which, individually or in the aggregate with other claims, could reasonably be expected to materially impair any current or historical limits of insurance available to the AGF Entities. To the Knowledge of the Company, there are no events or circumstances that would reasonably be expected to give rise to any material claim under any of the AGF Entities’ insurance policies.
Section 3.20    Affiliate Transactions. Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, and except for Contracts for the sale by the AGF Entities to its Shareholders of goods and services in the ordinary course of business consistent with past practice, and except for employment relationships and compensation, benefits and travel advances in the ordinary course of business consistent with past practice, and, in the case of clauses (ii) and (iii) below, except for passive ownership of not more than 2% of any publicly traded company or equity or economic interest in any hedge fund or private equity fund, (i) no AGF Entity is a party to any outstanding Contract or engaged in any business with any shareholder, officer, or director of any AGF Entity or any Affiliate of any AGF Entity (other than an AGF Entity) or any immediate family member thereof (collectively, the “Related Parties”), (ii) to the Knowledge of the Company, no Related Party owns any equity interest or has any investment in, nor is a party to any Contract or made any commitment to purchase any equity interest or make any investment in or has any other material interest in, any customer, supplier, vendor, distributor, contractor, licensor, lessor or competitor of any AGF Entity, and (iii) no Related Party owns or has any interest in any property used by any AGF Entity in the business.
Section 3.21    Customers and Suppliers.
(a)    Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and correct list of the top twenty (20) customers for each of the domestic and international operations of the AGF Entities by purchase volume, for the most recent fiscal year and the amount and percentage of sales to each such customer during such period (each, a “Material Customer”). Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, since the Balance Sheet Date, no Material Customer, and no customer with international operations that was impacted by any hurricane or other natural disaster since the Balance Sheet Date, has cancelled or otherwise terminated, materially reduced, or provided written notice of its intent or threat to cancel, terminate, or materially reduce, its relationship with the AGF Entities or change its prices. Since the Balance Sheet Date, there has not been, and, to the Knowledge of the Company, there has not been any threat of, any material Actions or material disputes between any AGF Entity, on the one hand, and any Material Customer, on the other hand. To the Knowledge of the Company, no Material Customer is insolvent, the subject of a pending case under any Law regarding bankruptcy, insolvency or receivership, or has in the past three (3) years made an assignment for the benefit of its creditors.
(b)    Section 3.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of the top thirty (30) suppliers of the AGF Entities, for the most recent fiscal year and the amount and percentages of purchases from each such supplier during such period (each, a “Material Supplier”). Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, since the Balance Sheet Date, no Material Supplier has cancelled or otherwise terminated, materially reduced, or provided written notice of its intent to cancel, terminate, or materially reduce, its relationship with the AGF Entities. Since the Balance Sheet Date, there has not been, and, to the Knowledge of the Company, there has not been any threat of, any material Actions or material disputes between any AGF Entity, on the one hand, and any Material Supplier, on the other hand.

Section 3.22    Indebtedness. As of the date hereof, the AGF Entities have no Liabilities in respect of Indebtedness except as set forth in Section 3.22 of the Company Disclosure Schedule. For each item of Indebtedness of the AGF Entities, Section 3.22 of the Company Disclosure Schedule correctly sets forth the debtor, the principal amount of the Indebtedness as of the date hereof, the creditor, the interest rate, the maturity date, the collateral, if any, securing the Indebtedness, and the estimated prepayment penalty (in each case, as applicable). Except as set forth in Section 3.22 of the Company Disclosure Schedule, the Company is not a guarantor for any Liability of any other Person.
Section 3.23    Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the AGF Entities free and clear of all Liens (except Permitted Liens), and no inventory is held on a consignment basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.
Section 3.24    Quantity, Condition and Maintenance of Vehicles. The Company has made available to Parent true and correct lists of the quantities, types, use, locations, cost and book value of the vehicles used in the business (the “Vehicles”) in all material respects as of the Balance Sheet Date, and indicates, by Vehicle, the vehicle lease agreement, if any, to which such Vehicle is subject. No AGF Entity has initiated or conducted a campaign, fleet‑wide maintenance program or systematic practice that materially violates any manufacturers’ guidelines, specifications or warranty requirements.
Section 3.25    Commercial Drivers. Section 3.25 of the Company Disclosure Schedule sets forth the Company’s Department of Transportation numbers and MC operating authority numbers, each of which is valid and in good standing. Each AGF Entity has complied in all material respects with the financial and other regulatory requirements related to its operating authorities and all other state and federal requirements related to interstate transportation and the employment of commercial drivers. To the Knowledge of the Company, neither the Department of Transportation nor any Governmental Entity is currently auditing, inquiring or investigating any AGF Entity with respect to its operating authorities or commercial driver management.
Section 3.26    Collateral Balances. Section 3.26 of the Company Disclosure Schedule lists, as of the date set forth therein, the cash collateral balance and the type and position of other collateral for each of the Company’s top one hundred (100) members or customers based on net sales in the most recent completed fiscal year. To the Knowledge of the Company, there is no Contract or governing document to which the Company is a party or by which the Company’s assets are bound that will require the Company to return such collateral, other than Common Shares that have been pledged to the Company, to such customers as a result of the consummation of the transactions contemplated by this Agreement.
Section 3.27    Credit Support Agreements    . Section 3.27 of the Company Disclosure Schedule lists, as of the date of this Agreement, all of the Company’s credit support agreements, including standby and commercial letters of credit, surety bonds and cash security deposits, and the amounts, underlying issuer of the instrument, beneficiaries and expiration dates thereof. Except as set forth in Section 3.27 of the Company Disclosure Schedule, there are no other credit support instruments issued on behalf of the Company or any of the Company Subsidiaries as of the date of this Agreement.
Section 3.28    Deposits. Section 3.28 of the Company Disclosure Schedule lists, as of the date of this Agreement, all of the Company’s customer cash deposits and rental cash deposits. Except as set forth on Section 3.28 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any other customer cash deposits or rental cash deposits as of the date of this Agreement.
Section 3.29    Bank Accounts. Section 3.29 of the Company Disclosure Schedule sets forth the name of each bank or other financial institution in which any of AGF Entities has an account, lockbox or safe deposit box, the account number and account type of each such account, an indication of whether a control agreement exists on each such account, and the names of all persons authorized to draw thereon or to have access thereto.
Section 3.30    Accounts Receivable and Accounts Payable.
(a)    All accounts and notes receivable reflected on the Unaudited Balance Sheet and arising after the date thereof are bona fide and valid receivables arising from sales actually made or to be made or services actually performed or to be performed and have arisen or will arise in the ordinary course of business consistent with past practice and (i) are current and properly reflected on the Unaudited Balance Sheet and there are no material disputes, contests, claims, counterclaims, deductions or setoffs with respect to such accounts or notes receivable that have not been reserved for in the Unaudited Balance Sheet or, with respect to accounts receivable arising after the date of the Unaudited Balance Sheet, on the accounting records of the AGF Entities and (ii) to the Knowledge of the Company, all such accounts and notes receivable have been, or will be, collected or are, or will be, collectible within one hundred twenty (120) days of when such accounts and notes receivable become payable in the aggregate recorded amounts thereof in accordance with their terms (subject to any applicable reserves reflected on the Unaudited Balance Sheet or, with respect to accounts receivable arising after the date of the Unaudited Balance Sheet, on the accounting records of the AGF Entities).
(b)    All accounts payable of the AGF Entities reflected on the Unaudited Balance Sheet and arising after the date thereof have arisen or will arise in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Unaudited Balance Sheet, or, with respect to accounts payable arising after the date of the Unaudited Balance Sheet, on the accounting records of the AGF Entities.
Section 3.31    State Takeover Laws. This Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other applicable anti-takeover Laws of any jurisdiction and comply with, the requirements of any provisions of its organizational or constituent documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
Section 3.32    Exclusivity of Representations; Non-Reliance.
(a)    The representations and warranties made by the Company in this ARTICLE III or in the other Transaction Documents are the exclusive representations and warranties made by the Company with respect to the AGF Entities, including the assets of each of them. THE COMPANY HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF OR ANY OF THE COMPANY SUBSIDIARIES AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE COMPANY OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO PARENT’S DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS, THE CONDITION OF THE ASSETS OF THE AGF ENTITIES SHALL BE “AS IS” AND “WHERE IS” AND THE COMPANY MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE ASSETS OF ANY AGF ENTITY OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.
(b)    Parent and Merger Sub acknowledge and agree that materials they and their Representatives have received from, or that have been made available by, the Company and its Representatives, include projections, forecasts and predictions relating to the AGF Entities’ and their business; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that Parent, Merger Sub and their Representatives are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and predictions so furnished.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1    Due Organization, Good Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent free and clear of any Liens of any kind.

Section 4.2    Authorization; No Conflicts    .
(a)    Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby and the performance by each of them of their respective obligations hereunder have been duly authorized and approved by the board of directors of Merger Sub and have been duly approved and adopted by Parent as the sole shareholder of Merger Sub. No other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby. This Agreement and the other Transaction Documents to which Parent or Merger Sub is a party have been or will be duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.
(b)    The execution and delivery of this Agreement and each other Transaction Document do not, and the consummation of the transactions contemplated by this Agreement and each other Transaction Document will not, directly or indirectly (with or without notice or lapse of time or both), (i) conflict with or violate any of the provisions of the certificate of incorporation or bylaws (or comparable documents) of Parent or Merger Sub, (ii) conflict with, or result in any violation of, breach of or default under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit or material obligation under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any material Contract, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or subject or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene in any material respect any domestic or foreign Law or any Order currently in effect and binding upon Parent or Merger Sub, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
Section 4.3    Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of, notice to or filing with any Governmental Entity, which has not been received or made, is necessary or required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger and the filing of Parent’s reports with the Securities and Exchange Commission pursuant to the Exchange Act and except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
Section 4.4    Broker’s or Finder’s Fee. The Company is not responsible for any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by and on behalf of Parent or any of its Subsidiaries, including Merger Sub.
Section 4.5    Merger Sub’s Operations; Capitalization of Merger Sub    . Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and has not incurred Liabilities or other obligations of any nature, other than in connection with such transactions. Immediately prior to Closing, Parent will hold 100% of the issued and outstanding shares of capital stock of Merger Sub.
Section 4.6    Funds. Parent and Merger Sub collectively will have on the Closing Date, sufficient funds to make all payments required by Section 2.6(a), all other amounts to be paid or repaid by Parent and Merger Sub under this Agreement (whether payable on or after the Closing), and all of Parent’s and Merger Sub’s and their Affiliates’ fees and expenses associated with the transaction contemplated in this Agreement.
Section 4.7    No Actions. There is no Action pending or, to the knowledge of Parent, threatened in writing, against or affecting Parent or Merger Sub (or pending or threatened in writing against any of the officers, directors or key employees of Parent or Merger Sub), that would adversely affect Parent or Merger Sub’s ability to consummate the transactions contemplated hereby.
Section 4.8    Investment Intent. The Common Shares are being acquired by Parent for its own account and without a view to, or for sale in connection with, any distribution of the Common Shares or any interest therein. Parent has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Shares and participation in the transactions contemplated by this Agreement, and Parent is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Common Shares. Parent is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Parent acknowledges that none of the Company, any other AGF Entity or any Affiliate, employee, agent or other representative of the Company or any other AGF Entity has made or shall be deemed to have made, and that Parent has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the AGF Entities or the transactions contemplated by this Agreement, other than the respective representations, warranties, covenants and agreements of the Sellers that are expressly set forth in ARTICLE III or in the Transaction Documents. Parent acknowledges that the Common Shares and the sale thereof to Parent have not been registered under the Laws of any jurisdiction.

Section 4.9    Access; Investigation by Parent and Merger Sub.
(a)    Each of Parent and Merger Sub and their Representatives have made their own inquiry and investigation into the AGF Entities’ business, operations and legal affairs, and based thereon and on the representations and warranties set forth in ARTICLE III and in the other Transaction Documents, each of Parent and Merger Sub has formed an independent judgment concerning the AGF Entities and will rely solely on such investigations and inquiries and the express representations and warranties of the Company set forth in ARTICLE III and in the other Transaction Documents.
(b)    Each of Parent and Merger Sub acknowledges and agrees, that, except as otherwise provided in ARTICLE III or in any other Transaction Document:
(i)    none of the AGF Entities or any of their respective Representatives, the Shareholders or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (A) any materials made available in any “online data room” or otherwise, including any financial or other projections, acquisition pipelines, in presentations of the management of any AGF Entity, whether oral or written or in any discussions or responses to questions by or on behalf of Parent, its Affiliates or its Representatives, or in any materials prepared by or on behalf of any AGF Entity, or in any other form (such information and materials, collectively, “Diligence Materials”), (B) the pro-forma financial information, projections or other forward-looking statements of any AGF Entities, or (C) any information delivered or made available pursuant to Section 5.2(a) or otherwise, in each case in expectation of the transactions contemplated hereby;
(ii)    the Company does not and is not making any representation or warranty regarding any third party beneficiary rights or other rights that Parent or Merger Sub might claim under any studies, reports, tests or analyses prepared by any third parties for the Company or any other AGF Entity or any of their Affiliates, regardless of whether the same were made available to Parent, Merger Sub or their respective Representatives; and
(iii)    none of the documents, information or other materials provided to Parent, Merger Sub or any of their Representatives or Affiliates at any time or in any format by the AGF Entities or their respective Affiliates or Representatives constitutes legal advice. Parent and Merger Sub waive all rights to assert that it received any legal advice from the AGF Entities or any of their Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.
Section 4.10    Exclusivity of Representations. The representations and warranties made by Parent and Merger Sub in this ARTICLE IV or in the other Transaction Documents are the exclusive representations and warranties made by Parent and Merger Sub. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties.

ARTICLE V
COVENANTS
Section 5.1    Confidentiality. Information obtained by Parent, Merger Sub and their Representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to the Confidentiality Agreement by and between the Company and Parent, dated May 3, 2017 (the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement shall terminate automatically; provided that Parent and the Surviving Corporation shall keep confidential and not disclose to any third party the aggregate Per Share Merger Consideration paid to any specific Shareholder.
Section 5.2    Access to Information.
(a)    During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, upon reasonable notice and in compliance with Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, directors, senior management personnel, accountants, properties, systems, network, books and records of the Company and the Company Subsidiaries (excluding those books and records relating to the negotiation of this Agreement and the process leading to the execution of this Agreement) and, during such period, the AGF Entities shall furnish promptly to Parent and Merger Sub all material information concerning their business, properties and personnel as Parent and Merger Sub may reasonably request; provided, that (A) the Company may limit such access if in the reasonable judgment of the Company, any applicable Law requires it or the Company Subsidiaries to restrict access to any of their business, properties, information or personnel (provided, however, that the Company shall endeavor to provide access to Parent and Merger Sub in a manner consistent with the Antitrust Laws), (B) such access shall not unreasonably disrupt the Company’s or any of the Company Subsidiaries’ operations, (C) review of the information received by Parent pursuant to this Section 5.2(a) shall be conducted at Parent’s expense, (D) all documents or other information subject to attorney-client privilege and work-product doctrine shall be provided under a joint defense or common-interest privilege, to the extent applicable, and Parent, Merger Sub and the applicable AGF Entities shall enter into such documentation as may reasonably be required to evidence such privilege, and (E) such access shall be under the supervision of appropriate personnel of the AGF Entities. Subject to the foregoing, no AGF Entity shall be required to conduct, or permit Parent, Merger Sub or any of their Representatives to conduct, any Phase II investigation or other environmental soil or groundwater investigation relating to any real property leased by any AGF Entity without the prior consent of the applicable landlord to the extent required by the Real Property Lease.
(b)    Nothing contained in this Agreement shall be deemed to give Parent or Merger Sub, directly or indirectly, rights to control or direct the AGF Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and the Company Subsidiaries’ operations.

(c)    In order to plan for the efficient integration of the business, the Company shall provide Parent and its Representatives reasonable access to, and will cooperate with Parent in its dealings with, the Company’s employees, Shareholders, customers, and vendors so that Parent may ensure a smooth continuation of supply and services post-Closing, explore additional opportunities that Parent may offer such members, customers, and vendors post-Closing, evaluate such members’ or customers’ credit profile and discuss reasonable credit support and collateral to support such members’ or customers’ obligations post-Closing; provided that the Company shall at all times have the right to impose reasonable controls and monitor such access and the communications between Parent or its Representatives and such Persons. Any arrangements negotiated pursuant to this Section 5.2(c) shall be conditioned upon Closing and shall not take effect until after Closing.
(d)    The Company shall use good faith efforts to complete and deliver to Parent, prior to October 31, 2017, a copy of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of July 29, 2017, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal year ended July 29, 2017, together with the report of the independent accountants thereon. If any of the financial statements of the Company or Company Subsidiaries that are provided to Parent are subsequently amended or restated by the Company, the Company shall, as promptly as reasonably practicable, provide such amended or restated financial statements and related footnote information to Purchaser.
Section 5.3    Conduct of the Business of the AGF Entities Prior to the Effective Time. The Company agrees that, except as (i) is required by this Agreement, or (ii) is required to comply with Law, any Governmental Entity, or any Material Contract disclosed in Section 3.16(a) of the Company Disclosure Schedule, during the period commencing on the date hereof and ending at the earlier of (A) the Closing Date and (B) termination of this Agreement in accordance with Section 7.1:
(a)    the Company shall and shall cause each of the Company Subsidiaries to conduct their respective operations in all material respects in the ordinary course of business consistent with past practice, including using reasonable best efforts to (i) maintain existing relations and goodwill with Shareholders, members, lenders, licensors, licensees, customers, suppliers, distributors, creditors, lessors, employees and other business relationships they may have, (ii) keep available the services of present employees and agents, (iii) maintain normal levels of net working capital, subject to seasonal adjustments consistent with past practice and pre-Closing payments expressly permitted by this Agreement, including the Permitted Dividend, and (iv) maintain Governmental Authorizations; provided, however, that no action or failure to take action by any AGF Entity with respect to the matters addressed by any provision of Section 5.3(b) shall constitute a breach under this Section 5.3(a) unless such action or failure to take such action would constitute a breach of such provision of Section 5.3(b) (it being understood that the AGF Entities shall not be required to expend any funds not in the ordinary course of business consistent with past practice); and
(b)    the Company shall not and shall cause each Company Subsidiary not to effect any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)    make any change in or amendment to its articles of incorporation or its bylaws (or comparable documents);
(ii)    declare or pay any dividends or distribution on or in respect of any capital stock or other security of the Company, other than (A) the Permitted Dividend, (B) rebates on goods and services offered by the AGF Entities to the Shareholders in the ordinary course of business consistent with past practice and (C) dividends and distributions paid by any wholly-owned Company Subsidiary to the Company or to any other direct or indirect wholly-owned Company Subsidiary;
(iii)    split, combine, or reclassify any shares of its capital stock or its other securities;
(iv)    redeem, purchase or otherwise acquire, any shares of its capital stock or its other securities, as applicable, except for redemptions pursuant to a resignation or expulsion of any Shareholder approved by the Board in accordance with its bylaws prior to the date hereof;
(v)    issue or sell, or authorize to issue or sell, any Common Shares or any other equity interests in any AGF Entity, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Common Shares or any other equity interests, as applicable, except for the issuance by the Company of the Common Shares to (A) newly admitted Shareholders or to existing Shareholders opening new stores, in each case in accordance with the Company’s bylaws, consistent with past practice and for subscription price of not less than the value set forth in the Company’s articles of incorporation and bylaws, (B) in connection with the annual patronage dividend paid in accordance with the Company’s bylaws with respect to the fiscal year 2017, and (C) with respect to the Pre-Closing Net Earnings, in accordance with the Company’s bylaws;
(vi)    amend or modify in any material respect, or terminate (which shall not include expiration), or waive any material rights or obligations under, any Material Contract or enter into a Contract which, if entered into prior to the date hereof, would have been a Material Contract; provided, however, that the AGF Entities may negotiate and enter into purchase orders to acquire inventory in the ordinary course consistent with past practice and amend or renew Material Contracts listed in Section 5.3(b)(vi) of the Company Disclosure Schedule solely to the extent set forth therein;
(vii)    intentionally breach the material terms of any Material Contract;
(viii)    make any loans or advances to any Person, or assume, guarantee or otherwise become responsible for the obligations of any Person, other than (w) guarantees by an AGF Entity of another AGF Entity, (x) advances to employees for business expenses in the ordinary course of business consistent with past practice, (y) extension of trade credit to the Shareholders, their Affiliates, and non‑Shareholder customers in the ordinary course of business consistent with past practice, or (z) loans to Shareholders, their Affiliates, and non-Shareholder customers not exceeding $300,000, individually or in the aggregate, made in accordance with the Company’s policies in the ordinary course consistent with past practice;
(ix)    enter into any Contract requiring the Company to make any rebates or customer support payments, other than in the ordinary course of business consistent with past practice and not in excess of $500,000 in the aggregate;
(x)    acquire from any other Person any asset or group of related assets with a value or purchase price in excess of $50,000 individually or $100,000 in the aggregate, in any transactions or series of related transactions, other than in the ordinary course consistent with past practice or pursuant to Contracts set forth on Section 5.3(b)(x) of the Company Disclosure Schedule;
(xi)    sell, lease or otherwise dispose of any of its properties or assets, other than sales, leases or other dispositions of inventory in the ordinary course of business consistent with past practice;
(xii)    hire any new employee whose annual compensation is in excess of $100,000 or grant or agree to grant to any employee of any AGF Entity any increase in salary, wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (1) as may be required under applicable Law, (2) in the ordinary course of business with respect to base salary or wages of any non-officer employees whose annual compensation is not in excess of $100,000 after giving effect to such increase, or (3) pursuant to employment, retention, change-of-control or similar type Contract existing as of the date hereof (as such Contracts may be amended or renewed to the extent permitted pursuant to Section 5.3(b)(vi));
(xiii)    except as may be required by any Governmental Entity or under GAAP, make any material change in its accounting methods, principles and practices;
(xiv)    (1) waive or compromise any rights or claims of substantial value or (2) cancel or forgive any Indebtedness owed to any AGF Entity, other than Indebtedness of an AGF Entity owed to another AGF Entity;
(xv)    incur or issue any Indebtedness, except (1) the Indebtedness Draw Down Exceptions, in each case in the ordinary course of business consistent with past practice or expressly permitted by this Agreement and (2) interest accrued pursuant to the terms of Contracts in effect as of the date hereof underlying the Indebtedness of the AGF Entities;
(xvi)    subject to any Lien (other than a Permitted Lien) any of its assets;

(xvii)    except for capital expenditures set forth in Section 5.3(b)(xvii) of the Company Disclosure Schedule, make or commit to make any capital expenditures;
(xviii)    implement any platform or software migration to a different computing platform or software;
(xix)    merge or consolidate any AGF Entity with any other Person (other than as required by this Agreement) or restructure, reorganize, completely or partially liquidate, or dissolve (except as set forth in Section 5.3(b)(xix) of the Company Disclosure Schedule), or adopt any plan of merger (other than as required by this Agreement), consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xx)    fail to prepare and timely file any Tax Return with respect to each AGF Entity required to be filed before Closing in a manner consistent with past practice or timely withhold and remit any employment Taxes applicable to any AGF Entity, make or change any election with respect to Taxes, or settle or compromise any Liability with respect to Taxes or surrender any known claim for a refund of Taxes;
(xxi)    except as set forth in Section 5.3(b)(xxi) of the Company Disclosure Schedule, commence any material Action against any Person or pay, discharge or settle any such Action;
(xxii)    become a party to, establish, adopt, commence, negotiate or participate in any collective bargaining agreement or similar labor agreement or recognize any union or other bargaining representative claiming to represent any group of employees of any AGF Entity;
(xxiii)    cancel or reduce coverage under or permit to lapse any Insurance Policy;
(xxiv)    accelerate the collection of or discount in any material respect any accounts receivable, materially delay the payment of any accounts payable or materially defer expenses, or materially reduce inventories, except in the ordinary course of business consistent with past practice;
(xxv)    increase or decrease customer cash deposits and rental cash deposits, except in the ordinary course of business consistent with past practice; or
(xxvi)    authorize, commit or agree to take any of the foregoing actions to the extent such actions are restricted by this Section 5.3.
Notwithstanding anything contained in this Agreement to the contrary, (A) the AGF Entities shall be permitted to maintain through the Closing the cash management systems of the AGF Entities, maintain the cash management procedures as currently conducted by the AGF Entities, and periodically settle intercompany balances consistent with past practices (including through dividends or distributions and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms), and (B) the Company shall be permitted to declare and pay prior to Closing (1) the annual patronage dividend for fiscal 2017 Pre-Closing Net Earnings in accordance with its bylaws and (2) a special one-time cash dividend in the amount equal to the cash portion of its fiscal 2018 Pre-Closing Net Earnings (such dividends described in clauses (1) and (2), collectively, the “Permitted Dividend”) to be distributed to the Shareholders in accordance with the Company’s bylaws on a patronage basis in proportion to the amount of business conducted by each Shareholder with the Company during the period for which the Pre-Closing Net Earnings are calculated.
Section 5.4    Efforts    .
(a)    Subject to the terms and conditions set forth herein and to applicable Law, each of the Company, Parent and Merger Sub shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all necessary action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as expeditiously as practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE VI. Neither Parent nor the Company shall take, nor permit any of their respective Subsidiaries to take, any action that is reasonably likely to prevent the consummation of the Merger.
(b)    Subject to Section 5.6, the Company, Parent and Merger Sub will use reasonable best efforts to: (i) prepare, as soon as reasonably practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Entity necessary to consummate the transactions contemplated hereby; (ii) obtain, as soon as reasonably practicable, all necessary or advisable consents, approvals or waivers from such Governmental Entities or other third parties, (iii) prosecute such filings and other presentations with diligence; and (iv) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. In furtherance thereof, the Company, Parent and Merger Sub will (A) use their respective reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and to remove any impediment to the consummation of the transactions contemplated hereby and (B) timely furnish all information in connection with the approvals of or filings with any Governmental Entity. The Company, Parent and Merger Sub will each advise the other party as promptly as reasonably practicable of any material communication received by such party or any of its Affiliates from any Governmental Entity regarding the Merger or any other transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Entity in connection with the Merger or other transactions contemplated hereby. The Company, Parent and Merger Sub will each consult with the other in advance of any material meetings with any Governmental Entity in connection with the Merger or other transactions contemplated hereby and to the extent allowed by such Governmental Entity, not participate independently in any such meeting without first giving the other party an opportunity to attend and participate in such meeting. The Company, Parent and Merger Sub shall provide each other with advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications with a

Governmental Entity, and promptly provide each other with copies of all written communications to or from any Governmental Entity in connection with the Merger or other transactions contemplated hereby. Written communications may be redacted and provided solely to the other party’s outside counsel to comply with contracts, to preserve legal privileges, or to comply with the Antitrust Laws.
(c)    The Company shall use its reasonable best efforts to obtain, as promptly as possible after the date hereof, (i) for each Real Property Lease that requires the landlord thereunder to deliver an estoppel certificate in a specified form, the landlord estoppel certificate in that form; (ii) for each Real Property Lease not described in clause (i) immediately above, the Landlord Estoppel Certificate; (iii) for each Owned Real Property Lease that requires the tenant thereunder to deliver an estoppel certificate in a specified form, the tenant estoppel certificate in that form; and (iv) for each Owned Real Property Lease not described in clause (iii) immediately above, the Tenant Estoppel Certificate; in each case of clauses (i)–(iv) above executed and delivered by the appropriate counterparties thereto. If requested by any such counterparty, the Company shall be obligated to pay to such counterparty, as applicable, (i) any amounts payable for provision of estoppel certificates pursuant to the applicable Real Property Lease or Owned Real Property Lease or (ii) up to the amount specified in Section 5.4(c) of the Company Disclosure Schedule any reasonable consideration to obtain such Landlord Estoppel Certificate or Tenant Estoppel Certificate.
(d)    Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, as promptly as reasonably practicable following a request by Parent, reasonably cooperate with and provide reasonable support to Parent and its Affiliates and their respective Representatives (including by providing financial information in its possession, reasonable access to its Representatives and otherwise providing reasonable assistance to Parent) in Parent’s preparation of any financial statements, as well as related footnote information, of the AGF Entities that may be required for the preparation of any unaudited interim financial statements, or audited year-end financial statements of the Company and pro forma financial statements of Parent or any of its Affiliates, solely for purposes of Parent’s financial reporting requirements under Regulation S‑X of the Securities Act, Exchange Act, Investment Company Act of 1940, as amended, Investment Advisers Act of 1940, as amended, and Energy Policy and Conservation Act of 1975, as amended (“Regulation S‑X”). In addition, between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, as promptly as reasonably practicable following a request by Parent, reasonably participate in the preparation of unaudited interim financial statements of the Company, and the related efforts of determining the Company’s interim period reporting periods, and allow Parent to enter into an agreement with the Company’s independent auditors for the purpose of providing financial statement preparation assistance for such unaudited interim financial statements or any required changes that may need to be made to the audited year-end financial statements of the Company, solely for purposes of Parent’s financial reporting requirements as required under Regulation S-X. Parent will reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with fulfilling its obligations under this Section 5.4(d).

Section 5.5    Exclusive Dealing.
(a)    Subject to the below, during the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing Date, the Company shall not take, and shall direct its Affiliates and its and their respective Representatives to refrain from taking, any action to knowingly encourage, initiate, solicit or engage in negotiations with, any Person, other than Parent or Merger Sub (and their Affiliates and Representatives), concerning any Acquisition Proposal.
(b)    Immediately following the execution of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries, and shall direct each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Parent or Merger Sub (and their respective Affiliates and Representatives), concerning any Acquisition Proposal. The Company shall promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to promptly return or destroy all confidential information concerning the AGF Entities and shall promptly terminate all access to the Data Room previously granted to each such Person.
(c)    Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Requisite Shareholder Approval is obtained, in response to an unsolicited, bona fide written Acquisition Proposal, the Company may:
(i)    provide access to non-public information regarding the AGF Entities to the Person who made such Acquisition Proposal; provided, that similar information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal);
(ii)    engage and participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;
in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable Law.
(d)    The Company shall promptly (and, in any event, within 48 hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice the name of such Person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within 48 hours), of the status and material terms of any such proposals, or offers (including any material amendments thereto) and any material changes to the status of any such discussions or negotiations.
(e)    Except as permitted by Section 5.5(f), the Board and each committee of the Board shall not:
(i)    withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation;
(ii)    fail to include the Company Recommendation in the Shareholder Materials;
(iii)    approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 5.5(c)(i) entered into in compliance with Section 5.5(c)(i)) providing for any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in these clauses (i)–(iii), a “Change of Recommendation”); or
(iv)    cause or permit the Company to enter into an Alternative Acquisition Agreement.
(f)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Shareholder Approval is obtained, the Board may effect a Change of Recommendation in connection with a Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that (i) such offer constitutes a Superior Proposal and (ii) such action is necessary or required in order for the directors to comply with the directors’ fiduciary duties under applicable Law; provided, however, that no Change of Recommendation may be effected unless and until the Company has given Parent written notice of such action five (5) Business Days in advance, such notice to comply in form, substance and delivery with the provisions of Section 5.5(d) and Section 8.4, setting forth in writing that management of the Company intends to recommend to the Board that it effect a Change of Recommendation and providing all information required to be provided under Section 5.5(d). After giving such notice and prior to effecting such Change of Recommendation, (i) the Company shall, throughout such five (5) Business Day-period, negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, and (ii) in determining whether to effect a Change of Recommendation in response to a Superior Proposal, the Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5(f), including with respect to the notice period referred to in this Section 5.5(f), except that the five (5) Business Day advance written notice obligation set forth in this Section 5.5(f) shall be reduced to two (2) Business Days for such purposes.
Section 5.6    Antitrust Laws.
(a)    Each party hereto shall (i) take, as promptly as reasonably practicable, all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including filing the Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission not later than the tenth (10th) Business Day following the date hereof, (ii) comply as promptly as reasonably practicable with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority. Subject to applicable Laws and the preservation of any applicable attorney-client privilege, Parent, Merger Sub and the Company each shall promptly (x) supply the other with any information which may be required in order to effectuate such filings, (y) supply any additional information which reasonably may be required by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, and each will use reasonable best efforts to obtain a waiver of the applicable waiting period and (z) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.
(b)    Parent shall be responsible for the payment of all filing fees under the HSR Act.
(c)    Each party hereto shall use its reasonable best efforts to resolve as promptly as reasonably practicable such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by this Agreement, other than filing, recordation or similar fees, and neither the Company nor Parent (nor any of their respective Subsidiaries) will be obligated in connection with the Merger to enter into any agreement, consent decree or other commitment requiring the divestiture or holding separate of any assets or other restriction on the operation of the businesses of the Company, Parent, or their respective Subsidiaries, or to commence, pursue or defend any litigation, and the Company shall not accept or agree to any such agreement, consent decree, commitment or restrictions without Parent’s prior written consent.

(d)    Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.
(e)    The parties hereto commit to instruct their respective counsel to cooperate with each other and use their reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other Law at the earliest practicable dates. Such efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity and the content of any such contacts or presentations. Neither the Company nor Parent shall participate in any meeting or discussion with any Governmental Entity with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Parent or the Company, shall be limited to outside antitrust counsel only). The Company and Parent shall each be entitled to review and approve the content of any material presentations, white papers or other written materials to be submitted to any Governmental Entity in advance of any such submission in respect of this Agreement and the transactions contemplated hereunder. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent shall have the sole right to control and direct the process by which the parties seek to avoid or eliminate impediments under any applicable Antitrust Laws and shall take the lead in and control all discussions, negotiations and other communications with Governmental Entities.
Section 5.7    Employee Matters.
(a)    Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation immediately following the Closing agrees to continue the employment effective immediately after the Closing Date of all employees of the AGF Entities, including each such employee on medical, disability, family or other leave of absence as of the Closing Date (collectively, “Company Employees”). For at least one (1) year following the Effective Time, Parent shall provide or cause the Surviving Corporation or its Subsidiaries to provide, and the Surviving Corporation immediately following the Closing agrees to provide, to each of the Company Employees (i) a base salary or wage level, car allowance and annual bonus opportunity at least equal to the base salary or wage level and car allowance immediately prior to the Effective Time and average annual bonus payout amount for such Company Employee for the fiscal years ending in 2015, 2016 and 2017 (or for those with less than three (3) years of history, the average bonus payout for similarly situated peers in the same role), (ii) medical and retirement benefits that are, in the aggregate, substantially similar to the medical and retirement benefits that they were entitled to receive immediately prior to the Effective Time, and (iii) severance benefits set forth in Section 5.7(a) of the Company Disclosure Schedule. Nothing in this Section 5.7 shall obligate Parent or the Surviving Corporation or its Subsidiaries to continue the employment of any Company Employees for any specific period.
(b)    Parent shall cause the Surviving Corporation to pay to each Company Employee who was notified of a target bonus for the current fiscal year and who remains employed by the Company as of the date of payment, as soon as administratively practicable following the end of the current fiscal year of the Parent (but not later than two and one-half (2½) months following the end of the current fiscal year of the Parent), an annual bonus based on actual performance, as determined under the applicable bonus plan of the Parent, based on a target opportunity for each such Company Employee at least equal to the average annual bonus payout amount for such Company Employee for the fiscal years of the Company ending in 2015, 2016 and 2017 (or for those with less than three (3) years of history, the average bonus payout for similarly situated peers in the same role), and pro‑rated for the period from the first day of the fiscal year of the Company through the end of the current fiscal year of the Parent.
(c)    Following the Effective Time, (i) Parent shall cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing agrees to ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries as a result of the transactions contemplated by this Agreement under any Company welfare benefit plans in which such employees are currently enrolled and (ii) Parent shall cause the Surviving Corporation to provide, and the Surviving Corporation immediately following the Closing agrees to provide or cause to be provided, that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) during the current plan year up to (and including) the Effective Time shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.
(d)    To the extent Company Employees are eligible to participate in an Employee Benefit Plan, policy or practice, including sick leave, vacation and paid time off plans, policies or practices, sponsored or maintained by the Surviving Corporation or its Subsidiaries, Parent shall (i) cause the Surviving Corporation to grant or cause to be granted, and the Surviving Corporation immediately following the Closing agrees to grant, or cause to be granted, to all Company Employees from and after the Effective Time credit for all service with the Company or any of the Company Subsidiaries, and their respective predecessors, prior to the Effective Time for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual and early retirement subsidies) and (ii) if any of the Employee Benefit Plans are terminated prior to the end of the plan year that includes the Closing Date, credit, or cause the Surviving Corporation or its Subsidiaries to credit, each Company Employee with any expenses that were covered by the Employee Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.
(e)    The provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 5.7. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Subsidiaries; (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent, the Surviving Corporation or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.
Section 5.8    Indemnity; Directors’ and Officers’ Insurance.
(a)    Parent shall cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing shall ensure, that all indemnification rights now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer or employee of any AGF Entity (the “Indemnified Persons”) as provided in the respective governing documents and applicable indemnification agreements to which the Company or any of the Company Subsidiaries is a party as of the date hereof and which are set forth on Section 5.8(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in a manner adverse to such Indemnified Persons during such time; provided, that in the event any claim or claims are asserted or made within such six (6) year-period that could reasonably involve an Indemnified Person, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.
(b)    At the Effective Time, Parent shall cause the Surviving Corporation to purchase, and the Surviving Corporation immediately following the Closing shall purchase (at the Surviving Corporation’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, tail policies to the current directors’ and officers’ liability policy maintained by the Company or any Company Subsidiary, in each case, covering those Persons who are covered immediately prior to the Closing by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s or any Company Subsidiary’s existing policy.
(c)    From and after the Closing Date, Parent shall and shall cause the Surviving Corporation (each, a “D&O Indemnifying Person”) to indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the prior written approval of the D&O Indemnifying Person (which approval shall not be unreasonably delayed, conditioned, or withheld) or in connection with any Action or investigation based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Person is or was a director, officer, employee or agent of any AGF Entity and arising out of actions or omissions, occurring at or prior to the Closing and whether asserted or claimed prior to, or at or after, the Closing Date; provided, that each D&O Indemnifying Person shall only be required to indemnify an Indemnified Person pursuant to this Section 5.8 to the extent permitted under the Act and required under the applicable governing documents and indemnification agreements to indemnify directors and officers, as the case may be or those of a direct or indirect subsidiary (and Parent shall, or shall cause the Surviving Corporation to, pay expenses in advance of the final disposition of any such Action or investigation to each Indemnified Person to the fullest extent permitted by Law and required under the applicable governing documents and indemnification agreements, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification).
(d)    Each Indemnified Person under this Section 5.8 will, promptly after the receipt of notice of the commencement of any Action or investigation against such Indemnified Person in respect of which indemnity may be sought from a D&O Indemnifying Person under this Section 5.8, notify the D&O Indemnifying Person in writing of the commencement thereof. The omission of any Indemnified Person to notify a D&O Indemnifying Person of any such Action or investigation shall not relieve such D&O Indemnifying Person from any liability which it may have to such Indemnified Person pursuant to this Section 5.8, unless, and only to the extent that, such omission actually materially prejudices the D&O Indemnifying Person. In case any such Action or investigation shall be brought against any Indemnified Person and it shall notify the D&O Indemnifying Person of the commencement thereof, the D&O Indemnifying Person shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided, however, that any Indemnified Person may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any Action or investigation in which both the D&O Indemnifying Person and the Indemnified Person are, or are reasonably likely to become, a party, such Indemnified Person shall have the right to employ separate counsel reasonably satisfactory to the D&O Indemnifying Person and at the D&O Indemnifying Person’s expense and to control his or her own defense of such Action or investigation if any conflict exists between the D&O Indemnifying Person and such Indemnified Person that would make such separate representation advisable. The D&O Indemnifying Person shall not, without the consent of the Indemnified Person, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such Action or investigation or which requires action by the Indemnified Person. The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.
(e)    Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Corporation contained in this Section 5.8 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 5.8.
(f)    The obligations of Parent and the Surviving Corporation under this Section 5.8 shall survive the Closing and shall not be terminated or modified in any manner that could reasonably be expected to adversely affect any Indemnified Person to whom this Section 5.8 applies without the consent of such affected Indemnified Person (it being agreed that the Indemnified Persons to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).
Section 5.9    Notification of Certain Matters. Parent, on the one hand, and the Company, on the other hand, shall promptly notify each other of (i) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent or Merger Sub or the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries, Parent or Merger Sub, as the case may be, (ii) any notice or other communication from any Governmental Entity or a counterparty to a Material Contract alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, and (iii) the occurrence or non‑occurrence of any fact or event which would reasonably be expected to cause any of the conditions set forth in ARTICLE VI not to be satisfied. No such notifications, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations, of any party to this Agreement.
Section 5.10    Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger subject to the terms and conditions set forth in this Agreement. Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole shareholder of Merger Sub to execute and deliver, in accordance with applicable Law and its articles of incorporation and bylaws, a written consent approving the Merger and this Agreement.
Section 5.11    Public Announcements. Parent, Merger Sub and the Company each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other parties for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior written consent of the other parties to this Agreement, unless required by applicable Law or Order and then only to the extent so required.
Section 5.12    Transfer Taxes. Except as set forth in this Section 5.12, Merger Sub or the Surviving Corporation after the Effective Time shall pay all stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”). Parent shall cause Merger Sub or the Surviving Corporation, as the case may be, to, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any of the Transfer Taxes.
Section 5.13    Resignation of Officers and Directors    . At the written request of Parent (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall (i) cause any so requested officer of any AGF Entity or member of the boards of directors of any Company Subsidiaries to resign from such position effective immediately prior to the Effective Time and (ii) use its commercially reasonable efforts to deliver resignations of any Board members effective immediately prior to the Effective Time Parent requested to resign. No such requested resignation of an officer of the Company or the Company Subsidiaries shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.
Section 5.14    Shareholder Approval.

(a)    The Board shall submit this Agreement to a vote by the Shareholders, shall recommend that the Shareholders vote to approve this Agreement and the transactions contemplated hereby, and shall take all actions necessary in accordance with the Act and the Company’s articles of incorporation and bylaws to duly call, give notice (in form and substance reasonably satisfactory to Parent) of, convene and hold a meeting of the Shareholders (or deliver a written consent in lieu thereof) as promptly as practicable after the date hereof, and in no event later than forty‑five (45) days after the date hereof (the “Shareholder Approval Deadline”), to consider and vote upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby; provided that the date of such meeting of the Shareholders may be adjourned, recessed or delayed for a reasonable period (provided, that without the prior written consent of Parent, each such adjournment, recess or delay shall be for a period not to exceed ten (10) days), if as of the time for which such meeting is scheduled, the Company reasonably believes there are insufficient Common Shares of any class represented (either in person or by proxy) and voting to obtain the Requisite Shareholder Approval or to constitute a quorum necessary to conduct the business of the Company’s shareholders at such meeting and the Company shall not otherwise postpone, recess or adjourn such meeting except to the extent required by Law. Subject to Section 5.5(f), the Board shall use its commercially reasonable efforts to obtain the Requisite Shareholder Approval. In the event that subsequent to the date of this Agreement, the Board effects a Change of Recommendation, the Company nevertheless shall continue to submit this Agreement for approval at the Shareholder meeting unless this Agreement shall have been terminated in accordance with its terms prior to such meeting.
(b)    In connection with the foregoing, the Company shall prepare and deliver to each Shareholder of record an information statement regarding this Agreement and the transactions contemplated hereby (the information statement and all material delivered contemporaneously therewith, the “Shareholder Materials”). The Company shall use commercially reasonable efforts to mail the Shareholder Materials to each Shareholder not later than five (5) Business Days after the date hereof. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Shareholder Materials. The Company agrees that the Shareholder Materials will contain all material information regarding this Agreement and the transactions contemplated hereby that are reasonably necessary for the Shareholders to vote on the same on an informed basis and will include the Company Recommendation. The Company and Parent agree, each as to itself and its Subsidiaries, that none of the information supplied by it or any of their respective Subsidiaries for inclusion or incorporation by reference in the Shareholder Materials will, at the date of mailing to the Shareholders or, if applicable, at the time of the shareholders meeting contemplated in Section 5.14(a), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)    The Company shall not make or provide for any payment to any “disqualified individual” with respect to the AGF Entities (within the meaning of Section 280G(c) of the Code) who could otherwise receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) (the “280G Benefits”) so

that all remaining payments or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code).
(d)    The Company shall provide Parent and legal counsel to Parent with a reasonable opportunity to review and comment on drafts of the Shareholder Materials prior to mailing such documents to the Shareholders. The Company shall include in the Shareholder Materials all comments reasonably and promptly proposed by Parent or its legal counsel and agrees that all information relating to Parent and its Subsidiaries included in the Shareholder Materials shall be in form and content satisfactory to Parent, acting reasonably.
Section 5.15    Product and Services Continuation. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation to:
(a)    continue to sell products, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products (the “Member Products”), in the areas where such Member Products are currently sold, to Shareholders who have purchased Member Products in the previous twelve (12) months prior to the date of this Agreement and who do not enter into Supply Agreements within 30 days following the Closing (the “Members”), on terms and conditions (including pricing and quantity terms) that are consistent in all material respects with the terms and conditions received by such Member as of July 29, 2017 with respect to such Member Products;
(b)    continue to offer the number of items within each category of Member Products that is substantially similar to the number of items offered as of July 29, 2017 to such Member within such category of Member Products and not materially reduce that number of items offered;
(c)    continue to provide financing and support services, including merchandising, retail pricing, advertising, promotional planning, schematics, retail technology, and equipment purchasing (the “Member Services”) to the Members on terms and conditions (including pricing) that are consistent in all material respects with the terms and conditions received by such Member as of July 29, 2017 with respect to such Member Services;
in each case of clauses (a) through (c) subject to credit review and such Member having provided reasonable credit support and collateral within thirty (30) days after Closing to support its obligations to Parent or the Surviving Corporation which credit support and collateral will be consistent with the guidelines set forth on Schedule 5.15; provided, however, that Parent’s and the Surviving Corporation’s obligations under this Section 5.15:
(i)    shall apply only with respect to a Member to the extent such Member continues to purchase Member Products and Member Services, without interruption in all material respects, in substantially the same or greater amounts (and in substantially the same mix of Member Products) as such Member has purchased Member Products and Member Services in the twelve (12) months prior to July 29, 2017 (provided, that for purposes of this clause (i): (1) any changes with respect to a Member’s decision to sell, close or otherwise dispose of a non-material portion of its existing store locations and (2) reasonable adjustments resulting from changes in consumer preferences and competitive retail factors in the regions in which such Member operates will not allow for a change to Parent’s or the Surviving Corporation’s obligations in this Section 5.15);
(ii)    shall apply only with respect to a Member to the extent such Member is and continues to be in good standing with respect to all of its payment obligations (e.g., has made all required payments on time, in full, and without deduction) to Parent, the Surviving Corporation and their respective Affiliates and is not otherwise in material breach of its agreements with Parent, the Surviving Corporation or any of their respective Affiliates and Parent has no reason to believe that Member will not continue to be in good standing;
(iii)    shall not apply to changes that are the direct result of changes in taxes, product or trademark availability from a vendor (including as a result of a change in, addition or termination of a vendor), commodity cost changes, vendor price changes, force majeure events, lack of necessary vendor or third party cooperation, or the extinguishment of year-end patronage payments to Members; and
(iv)    to the extent relating to any fee, cost or other charge that is arrived at by way of a particular calculation (as opposed to a fixed fee, cost or other charge), shall only be a commitment to employ such calculation in arriving at such fee, cost or other charge, subject to adjustment based on clauses (i)–(iii) above.
During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, use commercially reasonable efforts to (i) maintain and enhance the Company’s approach to Member engagement, including by using its commercially reasonable efforts to retain key employees of the Company who interact directly with the Company’s Members and are critical to maintaining Company’s Member-facing functions, and (ii) fulfill Member orders out of the Company’s existing warehouse facilities or another location within the fifteen (15) mile-radius of such facilities.
For the avoidance of doubt, nothing in this Section 5.15 shall limit the ability of Parent, the Surviving Corporation, or any of their respective Affiliates to (1) alter, enhance, modify, or replace any IT system, including any accounting, management, information or other systems used by Parent, the Surviving Corporation, or any of their respective Affiliates to operate their respective businesses; (2) assign or change personnel who perform a service or other function related to any aspect of the Company’s business; (3) perform a service or a function in a manner selected by the Surviving Corporation; or (4) otherwise manage the Surviving Corporation’s business, so long as, in each case of clauses (1)–(4), the Surviving Corporation continues to comply with its obligations under this Section 5.15.
Section 5.16    Compliance with WARN Act and Similar Statutes. Parent and Surviving Corporation shall not, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (a) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 or any state Law of similar import (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Surviving Corporation or any of its Subsidiaries or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Surviving Corporation or any of its Subsidiaries; and/or, in the case of clauses (a) and (b) above, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, mass layoff or other action triggering statutory notice requirements. Parent shall indemnify and hold harmless the Indemnified Persons (as defined herein) in accordance with Section 5.8 with respect to any liability under the WARN Act (and any comparable Law requiring notice to employees) arising or resulting, in whole or in part, from any actions taken by Parent, the Surviving Corporation or any of its Subsidiaries on or after the Closing Date.
Section 5.17    Representations and Warranties Insurance. If Parent elects to obtain a representations and warranties insurance policy, the Company shall, and shall cause its officers, directors, employees or agents to, reasonably cooperate with Parent and the insurer and any of their respective Affiliates or representatives in connection with the issuance of the such policy by providing all documents and information reasonably requested by the insurer, its Affiliates or any of its or their respective representatives or required for the issuance of such policy.
Section 5.18    Tax Cooperation. Following the Closing, the Company will provide to all former Shareholders as of the Closing Date such information as the Company is required to provide under applicable Tax Laws; provided that nothing in this Section 5.18 shall require Parent, the Company or their Affiliates to incur any out-of-pocket expenses in complying with such requests unless the former Shareholder requesting such information agrees to reimburse the Company, Parent and their Affiliates for any such expenses.
Section 5.19    Supply Agreement. During the period commencing on the Business Day after the Shareholder Materials are mailed to the Shareholders and ending on thirtieth (30th) day after the Closing Date, Parent shall extend to each Shareholder in good standing an offer to enter into a supply agreement in the form mutually agreed to by Parent to the Company prior to the date of this Agreement (the “Supply Agreement”). Such Supply Agreement shall be effective in accordance with its terms but in any event not earlier than immediately after the Effective Time.
Section 5.20    Conversion of Customer Deposits. Prior to the Closing Date, the Company will convert outstanding customer deposits in the amount of $69,600 into newly issued Class B Shares, which Class B Shares will be issued and outstanding immediately prior to the Closing and will be factored into the Share Count Adjustment.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver by Parent, Merger Sub or the Company, as appropriate, at or before the Closing Date, of each of the following conditions:

(a)    Injunctions; Illegality. (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered into any Law and (ii) no Action shall have been instituted by a Governmental Entity or Order shall be in effect, in either case, which has the effect of restraining, conditioning, challenging the legality or validity of, or making the transaction contemplated by this Agreement illegal or otherwise prohibited.
(b)    Antitrust Laws. The waiting period, if any, applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, or approval of the relevant Government Entity under the applicable Antitrust Laws shall have otherwise been obtained.
(c)    Shareholder Approval. The Requisite Shareholder Approval shall have been obtained in accordance with the Act and the Company’s articles of incorporation and bylaws.
Section 6.2    Conditions to the Obligations of Parent and Merger Sub    . The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:
(a)    Performance. All of the agreements and covenants of the Company to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)    Representations and Warranties. (i) The Company Fundamental Representations (without giving effect to any qualification by materiality, Material Adverse Effect or similar terms contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (or, if any such Company Fundamental Representation is expressly stated to have been made as of a specific date, then, for such Company Fundamental Representation, as of such specific date), (ii) the representations and warranties of the Company set forth in Section 3.3 (Capital Stock) and Section 3.22 (Indebtedness) shall be true and correct, subject to only de minimis inaccuracies, as of the date of this Agreement and as of the Effective Time (other than those made at and as of a specified date in which case such representations and warranties shall have been true and correct, subject to only de minimis inaccuracies, as of such earlier date), and (iii) the representations and warranties of the Company contained in ARTICLE III other than the Company Fundamental Representations and Section 3.3 (Capital Stock) and Section 3.22 (Indebtedness) (without giving effect to any qualification by materiality, Material Adverse Effect or similar terms contained therein) shall be true and correct as of the date of this Agreement and as of Effective Time (other than those made at and as of a specified date in which case such representations and warranties shall have been true and correct as of such earlier date), except for such failures to be true and correct that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(c)    No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any event, fact, occurrence, circumstance, development, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)    Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of the Company, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
(e)    Secretary’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed by the secretary of the Company, certifying that (i) attached thereto is a true, correct and complete copy of the articles of incorporation of the Company as in effect as of the date of such certificate and certified by the Florida Department of State, (ii) attached thereto is a true, correct and complete copy of the bylaws of the Company as in effect as of the date of the certificate, (iii) attached thereto is a true, correct and complete copy of all resolutions duly adopted by the Board and the Shareholders of the Company authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect on the date of such certificate and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement; and (iv) attached thereto is the certificate of status for the Company issued by the Florida Department of State, dated not more than ten (10) days before the Closing Date.
(f)    FIRPTA. Parent shall have received a notice pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3), dated as of the Closing Date and signed by an authorized officer of the Company, in the form as set forth on Exhibit 5 hereto, that the Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2).
Section 6.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:
(a)    Performance. All of the material agreements and covenants of Parent and Merger Sub to be performed at or prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in ARTICLE IV without giving effect to any qualification by materiality or Material Adverse Effect contained therein) shall have been true and correct as of the Effective Time as if made at and as of such time (other than those made at and as of a specified date in which case such representations and warranties shall have been true and correct as of such earlier date), except for such failures to be true and correct that do not have, individually or in the aggregate, a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.
(c)    Officer’s Certificate. The Company shall have received from Parent and Merger Sub, as applicable, a certificate, dated as of the Closing Date signed by an authorized officer of Parent or Merger Sub, as applicable, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)    No Parent Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Parent Material Adverse Effect.
ARTICLE VII
TERMINATION AND ABANDONMENT
Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:
(a)    by mutual written consent of the Company and Parent;
(b)    by either Parent, on the one hand, or the Company, on the other hand, if:
(i)    any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate pursuant to this Section 7.1(b)(i) has complied with its obligations, if any, under Section 5.4 or Section 5.6 in connection with such Law or Order;
(ii)    the Requisite Shareholder Approval shall not have been obtained pursuant to Section 5.14(a); provided, that the Company may not terminate pursuant to this Section 7.1(b)(ii) if the Company is in breach of Section 5.14; or
(iii)    the Effective Time shall not have occurred on or prior to the one hundred fiftieth (150th) calendar day after the date hereof (the “End Date”), except, that if, as of the Business Day preceding the End Date, the conditions set forth in Section 6.1(a) (due to any Order imposed by a Governmental Entity under any applicable Antitrust Laws) or Section 6.1(b) have not been satisfied or waived, then either Parent or the Company (provided that such party has complied in all material respects with its obligations under Section 5.6) may by written notice extend the End Date by an additional ninety (90) days; provided, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(b)(iii) if such party is in material breach of this Agreement in a manner that shall have proximately contributed to the failure of the Merger to be consummated on or prior to the End Date;
(c)    by the Company, if (i) any of the representations and warranties of Parent or Merger Sub contained in ARTICLE IV shall fail to be true and correct as of the date made, or (ii) there shall be a breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub in this Agreement that, in either case (i) or (ii), (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) which is not curable or, if curable, is not cured on or before the earlier of (x) the thirtieth (30th) day after the Company provides Parent written notice thereof and (y) the day that is two (2) Business Days prior to the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if the Company is in material breach of this Agreement;

(d)    by Parent, if (i) any of the representations and warranties of the Company contained in ARTICLE III shall fail to be true and correct as of the date made, or (ii) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that, in either case (i) or (ii), (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) which is not curable or, if curable, is not cured on or before the earlier of (x) the thirtieth (30th) day after Parent provides the Company written notice thereof and (y) the day that is two (2) Business Days prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if Parent or Merger Sub is in material breach of this Agreement; or
(e)    by Parent, if the Board shall have effected a Change of Recommendation.
Section 7.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 7.1 by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and, except as specified in Section 7.2(b), this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Sub or the Company, except that Section 5.1 (Confidentiality), Section 5.11 (Public Announcements), ARTICLE VIII (Miscellaneous) and this Section 7.2, and any corresponding definitions in Section 1.1 and Section 1.2 and rules of construction in Section 1.3 shall survive any termination of this Agreement. Notwithstanding anything to the contrary set forth herein, nothing in this Section 7.2 shall (i) relieve or release any party to this Agreement of any liability or damages arising out of such party’s breach of any provision of this Agreement, (ii) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement, or (iii) except as set forth in Section 7.2(b)(A)–(B), limit any liability or damages arising out of such party’s breach of any provision of this Agreement.
(b)    In the event that this Agreement is terminated:
(i)    by either Parent or the Company pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii) (other than a termination pursuant to Section 7.1(b)(iii) described in Section 7.2(b)(iv)), or by Parent pursuant to Section 7.1(d)(i), and, in each such case, either (A) any AGF Entity shall have consummated an Acquisition Proposal pursuant to an Alternative Acquisition Agreement within twelve (12) months after such termination or (B) any AGF Entity shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal within twelve (12) months after such termination which Acquisition Proposal is subsequently consummated after such twelve (12)‑month period (provided that for the purposes of this Section 7.2(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be reference to “50%”);
(ii)    by Parent pursuant to Section 7.1(e);
(iii)    by either Parent or the Company pursuant to Section 7.1(b)(i) if the final and nonappealable Law or Order restraining, enjoining or otherwise prohibiting the Merger relates to the HSR Act; or

(iv)    by either Parent or the Company pursuant to Section 7.1(b)(iii) if at the time of the termination the condition set forth in Section 6.1(b) has not been satisfied with respect to the HSR Act, provided that all conditions set forth in Section 6.2 have been satisified or are capable of being satisfied as of the date of termination of this Agreement;
then, (A) (1) in the case of Section 7.2(b)(i), within two (2) Business Days after consummation of such Acquisition Proposal, and (2) in the case of Section 7.2(b)(ii), within two (2) Business Days after termination of this Agreement, the Company shall pay a termination fee of $7,000,000 (plus all reasonable documented out-of-pocket fees, costs and expenses (including investment banking, legal and accounting fees, costs and expenses) incurred by Parent and Merger Sub in connection with, or arising out of, the planning, structuring, negotiation or consummation of the transactions contemplated by this Agreement, which shall not exceed an aggregate of $500,000) (collectively, the “Company Termination Fee”), to Parent by wire transfer of immediately available funds to an account designated in writing by Parent; and (B) in the case of Section 7.2(b)(iii) and Section 7.2(b)(iv), within two (2) Business Days after termination of this Agreement, Parent shall pay a termination fee of $9,000,000 (the “Reverse Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company; provided that no Reverse Termination Fee shall be payable if this Agreement is terminated pursuant to Section 7.2(b)(iii) or Section 7.2(b)(iv) after the Shareholder Approval Deadline and the Requisite Shareholder Approval shall not have been obtained at the time of the termination. In no event shall the Company be obligated to pay the Company Termination Fee or Parent be obligated to pay the Reverse Termination Fee on more than one (1) occasion. The parties agree that in the event that the Company Termination Fee or the Reverse Termination Fee is paid to a party hereto, as applicable, the payment of such fee to such party shall be the sole and exclusive remedy of such party and its Affiliates against the other party and its Affiliates, and such party and its Affiliates shall have no further liability or obligation to the other party or its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby; it being understood that nothing herein shall limit or impair the right of any party to seek damages for any termination of this Agreement with respect to which the Company Termination Fee or the Reverse Termination Fee is not payable pursuant to this Section 7.2(b). The parties agree that the Company Termination Fee and the Reverse Termination Fee were negotiated as an estimate of damages and are not penalties.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Fees and Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 8.2    Survival. This ARTICLE VIII and the agreements of the Company, Parent and Merger Sub contained in ARTICLE II, Section 5.7 (Employee Matters), Section 5.8 (Indemnity; Directors’ and Officers’ Insurance), Section 5.12 (Transfer Taxes), Section 5.15 (Product and Services Continuation), and Section 5.16 (Compliance with WARN Act and Similar Statutes) shall survive the consummation of the Merger. This ARTICLE VIII (other than Section 8.3 (Extension; Waiver) and Section 8.7 (Amendment and Modification)) and the agreements of the Company,

Parent and Merger Sub contained in Section 7.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement. Notwithstanding any provisions contained herein to the contrary, all representations and warranties under this Agreement and all covenants in this Agreement other than those set forth in the preceding sentence shall not survive the consummation of the Merger or the termination of this Agreement.
Section 8.3    Extension; Waiver. Subject to the limitations set forth herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Company, Parent or Merger Sub, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party extending or waiving the applicable provision. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or of any other right.
Section 8.4    Notices. Except as otherwise specifically set forth herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered prepaid by hand or prepaid overnight courier service or sent by facsimile or email and shall be effective and deemed to have been given when received or (i) when delivered, if personally delivered, (ii) on the next business day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery, and (iii) upon receipt of confirmation, if sent by facsimile or email, in each case to:
(a)    if, prior to the Closing, to the Company, at:
Associated Grocers of Florida, Inc.
1141 Southwest 12th Avenue,
Pompano Beach, FL 33069
Attn:     Chris Miller
Louis Moore
Facsimile: (954) 876-3231
Email: cmiller@agfla.com
    lmoore@agfla.com

with a copy (which shall not constitute notice) to:
Akerman LLP
Three Brickell City Centre
350 East Las Olas Boulevard
Ft. Lauderdale, Florida 33301
Attn: Teddy D. Klinghoffer
Sergey Kotelnikov
Facsimile: (305) 374-5095
Email: teddy.klinghoffer@akerman.com
sergey.kotelnikov@akerman.com

(b)    if to any of Parent, Merger Sub, or, after the Closing, the Surviving Corporation, at:
SUPERVALU INC.
11840 Valley View Road
Eden Prairie, MN 55344
Facsimile: (952) 828-4403
Email: karla.c.robertson@supervalu.com
Attn: Karla C. Robertson
with a copy (which shall not constitute notice) to:
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 S. Seventh Street
Minneapolis, MN 55402
Facsimile: (612) 766-1600
Email: mike.stanchfield@FaegreBD.com
kate.sherburne@FaegreBD.com
Attn: Michael A. Stanchfield
Kate Sherburne
Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.
Section 8.5    Entire Agreement. This Agreement, together with the Company Disclosure Schedule and the Transaction Documents, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, covenants, representations, warranties and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.
Section 8.6    Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.8 (Indemnity; Directors’ and Officers’ Insurance), Section 8.17 (Waiver of Conflicts) and this Section 8.6 shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, that Parent or Merger Sub may assign this Agreement to any Affiliate of Parent without the prior written consent of the Company to the extent Parent remains responsible for its and/or the Merger Sub’s obligations hereunder irrespective of such assignment. Any attempted assignment in violation of this Section 8.6 will be void.
Section 8.7    Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all parties hereto.
Section 8.8    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile transmission, by email of a .pdf attachment or by similar electronic means, each of which shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 8.9    Applicable Law; Attorney’s Fees. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any conflicts or choice of law provisions of the State of Delaware that would result in the application of the Law of any other jurisdiction, except that (a) the internal affairs of the corporations party hereto that are organized and existing under the Laws of the State of Florida, including fiduciary duties of the directors and officers of such corporations, and (b) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Act shall be governed by the Laws of the State of Florida. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any Action related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. If the parties are involved in an Action to resolve any dispute arising under or in connection with this Agreement or any of the transactions contemplated hereby, the losing party in such Action shall be liable for the payment of reasonable attorneys’ fees, costs and ancillary expenses incurred by the prevailing party in such Action in enforcing, defending, settling or prosecuting such Action.
Section 8.10    Severability. If any term, provision, covenant or restriction contained in this Agreement or any of the Transaction Documents is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement or such Transaction Document shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement or such Transaction Document shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.
Section 8.11    Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties and the third party beneficiaries (to the extent specified in Section 8.6) to this Agreement shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by any party to cause the other party to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement.
Section 8.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.13    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.14    Exhibits and Schedules. All schedules and exhibits attached hereto (including the Company Disclosure Schedule) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules or exhibits shall be deemed to refer to this entire Agreement, including all schedules and exhibits. Notwithstanding anything to the contrary contained in the Company Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Schedule as though fully set forth in such section if applicability of such information and disclosure to such other section is reasonably apparent on the face of such disclosure (and without the need to examine any document referred to therein) notwithstanding the absence of a cross reference contained therein. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract. The specification of any dollar amount or the inclusion of any item in the Company Disclosure Schedule is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 8.15    Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 8.16    Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement. The parties hereto waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 8.17    Waiver of Conflicts. Each of the parties hereto acknowledges and agrees that the Company has retained Akerman LLP (“Akerman”) to act as its counsel in connection with the transactions contemplated hereby and that Akerman has not acted as counsel for any other Person in connection herewith and that no other party hereto or Person has the status of a client of Akerman for any purpose, including conflicts of interest. Parent hereby agrees that, if a dispute arises between Parent or any of its Affiliates (including Merger Sub and, after the Closing, the Surviving Corporation or any other AGF Entity) and any Person who was a Shareholder as of the Closing or any of their Affiliates (collectively, the “Stakeholders”), and if that dispute is related to the transactions contemplated hereby or to this Agreement, Akerman may represent any such Stakeholder in such dispute even though the interests of such Stakeholder may be directly adverse to Parent or any of its Affiliates (including Merger Sub and, after the Closing, the Surviving Corporation or any other AGF Entity), and even though Akerman may be handling ongoing matters for Parent, the Company or another AGF Entity. In furtherance of the foregoing, Parent and the Company hereby (a) to the extent allowed by professional responsibility rules, waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that Akerman has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, and (b) agree that, if a dispute arises after the Closing between Parent or any of its Affiliates (including Merger Sub and, after the Closing, the Surviving Corporation or any other AGF Entity) and any Stakeholder related to the transactions contemplated hereby or to this Agreement, Akerman may represent any such Stakeholder in such dispute even though the interest of any such party may be directly adverse to Parent or any of its Affiliates (including Merger Sub and, after the Closing, the Surviving Corporation or any other AGF Entity) and even though Akerman may be handling ongoing matters for Parent, the Company or any of the other AGF Entities (on the condition that, if Akerman is handling ongoing matters for Parent, the Company or any of the other AGF Entities, Akerman takes appropriate steps to wall off lawyers handling such ongoing matters for Parent, the Company or any of the other AGF Entities, on the one hand, and lawyers representing Stakeholders in a dispute arising out of the transactions contemplated hereby or this Agreement, on the other hand). Parent agrees to take, and to cause its Affiliates to take, all steps reasonably necessary to implement the intent of this Section 8.17. The Company and Parent agree that Stakeholders, Akerman and its partners and employees are third-party beneficiaries of this Section 8.17.
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IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first above written.

SUPERVALU INC.

By:	/s/ Mark Gross
Name: Mark Gross
Title: President and Chief Executive Officer

GATOR MERGER SUB INC.

By:	/s/ Karla Robertson
Name: Karla Robertson
Title: President and Secretary

ASSOCIATED GROCERS OF FLORIDA, INC.

By:	/s/ Christopher Miller
Name: Christopher Miller
Title: President

Signature Page to Agreement and Plan of Merger